                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 27, 1995
                                                  -----------------

                                   ECOLAB INC.
- --------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)


                                    Delaware
- --------------------------------------------------------------------------------
(State or other jurisdiction of incorporation)


         1-9328                                                   41-0231510
- ------------------------                                    --------------------
(Commission File Number)                                       (IRS Employer
                                                            Identification No.)

        Ecolab Center, St. Paul, Minnesota                           55102
- --------------------------------------------------------------------------------
     (Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:  612-293-2233
                                                     --------------


                                (Not applicable)
- --------------------------------------------------------------------------------
(Former name or former address, if changed from last report.)

Item 5.   OTHER EVENTS.

               The purposes of this Current Report on Form 8-K are (i) to file consolidated financial statements of Ecolab Inc. (the "Company") for the years ended December 31, 1994, 1993 and 1992 as listed under Item 7(a); and (ii) to file a condensed consolidated statement of income for the one-month period ended January 31, 1995 reflecting post-merger unaudited consolidated operations of the Company including Kay Chemical Company, Kay Chemical International, Inc. and Kay Europe, Inc. (the "Kay Companies").

          The Company acquired the outstanding stock of the Kay Companies in a merger effective December 7, 1994. The merger has been accounted for as a pooling of interests and, accordingly, periods prior to the merger included in the financial statements and the financial statement schedule described in Item 7(a)(1) and Item 7(a)(2) have been restated to reflect the merger between the Company and the Kay Companies.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          (a)(1) The following financial statements of the Company located at pages 7 to 25 hereof are filed as a part of this Current Report.

                      (i) Consolidated Statement of Income for the year ended December 31, 1994, 1993 and 1992.

                      (ii) Consolidated Balance Sheet at December 31, 1994, 1993 and 1992.

                      (iii) Consolidated Statement of Cash Flows for the year ended December 31, 1994, 1993 and 1992.

                      (iv) Consolidated Statement of Shareholders' Equity for the year ended December 31, 1994, 1993 and 1992.

                      (v)    Notes to Consolidated Financial Statements.

                      (vi)   Report of Independent Accountants, page 26 hereof.

             (2) The following financial statement schedule to the Company's financial statements listed in Item 7(a)(1) for the years ended December 31, 1994, 1993 and 1992 located on page 27 hereof, and the Report of Independent Accountants on Financial Statement Schedule at page 6 hereof are filed as a part of this Current Report.

                      (i) Schedule VIII - Valuation and Qualifying Accounts for the years ended December 31, 1994, 1993 and 1992.

                      All other schedules, for which provision is made in the applicable regulations of the Securities and Exchange Commission, are not required under the related instructions or are inapplicable and therefore have been omitted. All significant majority-owned subsidiaries are included in the filed consolidated financial statements.

             (3) The following financial statements of the Henkel-Ecolab Joint Venture, in which the Company has a 50 percent interest and which the Company includes in its financial statements on the equity method of accounting, located on pages 31 to 47 hereof, are filed as part of this Current Report.

                      (i) Report of Independent Accountants, pages 28 and 29 hereof.

                      (ii) Combined Statements of Income for the years ended November 30, 1994, 1993 and 1992.

                      (iii) Combined Balance Sheets at November 30, 1994, 1993 and 1992.

                      (iv) Combined Statements of Cash Flows for the years ended November 30, 1994, 1993 and 1992.

                      (v) Combined Statements of Equity for the years ended November 30, 1994, 1993 and 1992.

                      (vi)   Footnotes to the Financial Statements.

             (4) The following financial statement schedules to the Henkel-Ecolab Joint Venture financial statements listed in Item 7(a)(3) for the years ended November 30, 1994, 1993 and 1992, located on pages 48 to 50 hereof, and the Report of Independent Accountants on pages 28 and 29 hereof are filed as part of this Current Report.

                      (i) Schedule I - Valuation and Qualifying Accounts and Reserves for the years ended November 30, 1994, 1993 and 1992.

                      (ii) Schedule II - Property, Plant and Equipment for the years ended November 30, 1994, 1993 and 1992.

                      (iii) Schedule III - Accumulated Depreciation and Amortization of Property, Plant and Equipment for the years ended November 30, 1994, 1993 and 1992.

                      Other schedules, for which provision is made in the applicable regulations of the Securities and Exchange Commission, are not required under the related instructions or are inapplicable and therefore have been omitted. All significant entities of the Henkel-Ecolab Joint Venture are included in the filed combined financial statements.

          (b) The Financial Discussion (which constitutes "Management's discussion and analysis of operations and financial position")
               located on pages 51 to 64    hereof is filed as a part of this
               Current Report.

          (c) The following documents are filed as exhibits to this Current Report.

               (23)A.  Consent of Coopers and Lybrand L.L.P.

                   B. Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft.

               (27)A. Restated Financial Data Schedules for the six-month and nine-month periods ended June 30 and September 30, 1994.

                   B. Financial Data Schedule for the year ended December 31, 1994.

               (99)A. Unaudited condensed consolidated statement of income for the one-month period ended January 31, 1995 of the Company, including the Kay Companies, and note thereto.

                   B. Comparative consolidated summary operating and financial data of the Company, including the Kay Companies, for the years ended December 31, 1994, 1993, 1992, 1991 and 1990.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ECOLAB INC.



                                        By:  /s/Kenneth A. Iverson
                                             -------------------------------
                                        Kenneth A. Iverson
                                        Vice President and Secretary

Dated:  February 27, 1995

                        REPORT OF INDEPENDENT ACCOUNTANTS
                         ON FINANCIAL STATEMENT SCHEDULE


To the Shareholders and Board of Directors of Ecolab Inc.

     Our report on the consolidated financial statements of Ecolab Inc. as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended appears on page 26 hereof. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on pages 2 and 3 of this Form 8-K.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



                                        /s/Coopers & Lybrand L.L.P.
                                        Coopers & Lybrand L.L.P.



Saint Paul, Minnesota
February 27, 1995

                                   Ecolab Inc.

                        CONSOLIDATED STATEMENT OF INCOME


Year ended December 31 (thousands, except per share)      1994           1993           1992
- -----------------------------------------------------------------------------------------------
Net Sales                                              $1,207,614     $1,102,396     $1,057,634
Cost of Sales                                             533,143        491,306        485,206
Selling, General and Administrative Expenses              529,507        481,639        446,814
Merger Costs and Expenses                                   8,000
                                                       ----------     ----------     ----------
Operating Income                                          136,964        129,451        125,614

Interest Expense, Net                                      12,909         21,384         35,334
                                                       ----------     ----------     ----------

Income Before Income Taxes and Equity
  in Earnings of Joint Venture                            124,055        108,067         90,280

Provision for Income Taxes                                 50,444         33,422         27,392

Equity in Earnings of Henkel-
  Ecolab Joint Venture                                     10,951          8,127          8,600
                                                       ----------     ----------     ----------

Income Before Extraordinary Loss
  and Cumulative Effect of Change
  in Accounting                                            84,562         82,772         71,488

Extraordinary Loss Related to
  Retirement of Debt (Net of
  Income Tax Benefit of $2,528)                                           (4,018)

Cumulative Effect of Change in
  Accounting for Income Taxes                                              4,733
                                                       ----------     ----------     ----------

Net Income                                             $   84,562     $   83,487     $   71,488
                                                       ----------     ----------     ----------
                                                       ----------     ----------     ----------


Income Per Common Share
  Income before extraordinary loss
    and cumulative effect of change
    in accounting                                      $     1.25     $     1.23     $     1.06
  Extraordinary loss related to
    retirement of debt                                                     (0.06)
  Change in accounting for income taxes                                     0.07
  Net income                                           $     1.25     $     1.24     $     1.06

Average Common Shares Outstanding                          67,550         67,528         67,204




Prior years have been restated.  See notes to consolidated financial statements.

                                   Ecolab Inc.

                           CONSOLIDATED BALANCE SHEET


December 31 (thousands, except per share)                  1994         1993           1992
- ----------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                              $   98,255     $ 48,642       $ 38,205
Accounts receivable, net                                  168,807      146,804        142,902
Inventories                                               100,015       83,401         73,350
Deferred income taxes                                      22,349       21,841
Other current assets                                       11,753       10,363         10,055
                                                       ----------     --------       --------

Current Assets                                            401,179      311,051        264,512

Property, Plant and Equipment, Net                        246,191      219,268        207,183

Investment in Henkel-Ecolab
  Joint Venture                                           284,570      255,804        289,034

Other Assets                                               88,416      105,607         98,135
                                                       ----------     --------       --------

Total Assets                                           $1,020,356     $891,730       $858,864
                                                       ----------     --------       --------
                                                       ----------     --------       --------



LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt                                        $   41,820     $ 19,420       $ 20,732
Accounts payable                                           76,905       71,720         60,166
Compensation and benefits                                  56,445       44,713         41,611
Income taxes                                               13,113        8,221          6,282
Other current liabilities                                  65,382       57,424         63,232
                                                       ----------     --------       --------

Current Liabilities                                       253,665      201,498        192,023

Long-Term Debt                                            105,393      131,861        215,963

Postretirement Health Care and
  Pension Benefits                                         70,882       72,647         63,393

Other Liabilities                                         128,608       93,917         29,179

Shareholders' Equity (common
  stock, par value $1.00 per
  share; shares outstanding:
  1994 - 67,671; 1993 - 67,570;
  1992 - 67,512)                                          461,808      391,807        358,306
                                                       ----------     --------       --------

Total Liabilities and
  Shareholders' Equity                                 $1,020,356     $891,730       $858,864
                                                       ----------     --------       --------
                                                       ----------     --------       --------





Prior years have been restated.  See notes to consolidated financial statements.

                                   Ecolab Inc.

                      CONSOLIDATED STATEMENT OF CASH FLOWS


Year ended December 31 (thousands)                       1994           1993           1992
- ----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                             $ 84,562       $ 83,487       $ 71,488
Adjustments to reconcile net income
  to cash provided by operating activities:
  Extraordinary loss related to
    retirement of debt                                                   4,018
  Cumulative effect of change in
    accounting for income taxes                                         (4,733)
  Depreciation                                           56,867         51,256         48,514
  Amortization                                           10,002          9,353         11,929
  Deferred income taxes                                   2,352        (15,210)           286
  Equity in earnings of joint venture,
    net of royalties received                            (5,273)        (1,741)        (2,445)
  Other, net                                                415         (1,673)         2,120
  Changes in operating assets and liabilities:
    Accounts receivable                                 (18,952)          (474)       (10,857)
    Inventories                                         (14,285)       (12,844)           911
    Other assets                                         (7,222)         4,240         (8,324)
    Accounts payable                                      1,587         11,810           (340)
    Other liabilities                                    44,293         23,385         16,867
                                                       --------       --------       --------
Cash provided by continuing
  operations                                            154,346        150,874        130,149
Cash provided by (used for)
  discontinued operations                                15,000         24,800         (9,932)
                                                       --------       --------       --------
Cash provided by operating activities                   169,346        175,674        120,217
                                                       --------       --------       --------

INVESTING ACTIVITIES
Capital expenditures                                    (88,457)       (68,321)       (59,904)
Property disposals                                        4,836          5,059            929
Sale of investments in securities                         5,022         26,521         (3,221)
Discontinued operations                                                                93,673
Other, net                                                  459         (6,784)        (1,592)
                                                       --------       --------       --------
Cash provided by (used for)
  investing activities                                  (78,140)       (43,525)        29,885
                                                       --------       --------       --------

FINANCING ACTIVITIES
Notes payable                                             8,512         (1,707)        (8,724)
Long-term debt borrowings                                               12,414
Long-term debt repayments                               (14,621)       (94,227)      (164,541)
Reacquired shares                                        (7,889)        (9,279)          (562)
Dividends on common stock                               (27,851)       (24,037)       (21,983)
Kay shareholder distributions                            (2,288)        (4,108)        (1,449)
Premium on early retirement
  of debt                                                               (5,474)
Other, net                                                3,301          5,034          6,475
                                                       --------       --------       --------
Cash used for financing activities                      (40,836)      (121,384)      (190,784)
                                                       --------       --------       --------

Effect of exchange rate changes
  on cash                                                  (757)          (328)          (519)
                                                       --------       --------       --------

INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                              49,613         10,437        (41,201)
Cash and Cash Equivalents,
  beginning of year                                      48,642         38,205         79,406
                                                       --------       --------       --------
Cash and Cash Equivalents,
  end of year                                          $ 98,255       $ 48,642       $ 38,205
                                                       --------       --------       --------
                                                       --------       --------       --------


Bracketed amounts indicate a use of cash.
Prior years have been restated.  See notes to consolidated financial statements.

                                   Ecolab Inc.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                       Additional                Deferred
                                          Common        Paid-in     Retained     Compen-      Cumulative    Treasury
(thousands)                               Stock         Capital     Earnings     sation       Translation    Stock        Total
- ----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1991,
  as previously reported                  $31,929      $182,616     $ 91,733     $(3,480)       $14,068    $(18,704)    $298,162
Pooling of interests with
  Kay (before 1993 stock dividend)          2,230        (2,030)       8,786                                               8,986
                                          -------      --------     --------     -------      ---------    --------     --------
Balance December 31, 1991,
  as restated                              34,159       180,586      100,519      (3,480)        14,068     (18,704)     307,148


Net income                                                            71,488                                              71,488
Cash dividends on common stock                                       (22,507)                                            (22,507)
Kay shareholder distributions                                         (1,449)                                             (1,449)
Stock options                                 300         7,330                                                            7,630
Stock awards                                                133           41        (488)                       592          278
Kay capital contribution                                     10                                                               10
Reacquired shares                                                                                              (562)        (562)
Amortization                                                                       1,613                                   1,613
Translation                                                                                      (5,343)                  (5,343)
                                          -------      --------     --------     -------      ---------    --------     --------

Balance December 31, 1992                  34,459       188,059      148,092      (2,355)         8,725     (18,674)     358,306


Net income                                                            83,487                                              83,487
Cash dividends on common stock                                       (24,987)                                            (24,987)
Kay shareholder distributions                                         (4,108)                                             (4,108)
Stock dividend                             34,681       (34,681)
Stock options                                 222         6,445                                                            6,667
Stock awards                                                200          570      (1,189)                       917          498
Kay capital contribution                                     10                                                               10
Reacquired shares                                                                                            (9,279)      (9,279)
Amortization                                                                       1,255                                   1,255
Translation                                                                                     (20,042)                 (20,042)
                                          -------      --------     --------     -------      ---------    --------     --------

Balance December 31, 1993                  69,362       160,033      203,054      (2,289)       (11,317)    (27,036)     391,807


Net income                                                            84,562                                              84,562
Cash dividends on common stock                                       (29,363)                                            (29,363)
Kay shareholder distributions                                         (2,288)                                             (2,288)
Stock options                                 297         4,209                                                            4,506
Stock awards                                                616        1,497      (3,307)                     2,190          996
Reacquired shares                                                                                            (7,889)      (7,889)
Amortization                                                                       1,404                                   1,404

Translation                                                                                      18,073                   18,073
                                          -------      --------     --------     -------      ---------    --------     --------

Balance December 31, 1994                 $69,659      $164,858     $257,462     $(4,192)     $   6,756    $(32,735)    $461,808
                                          -------      --------     --------     -------      ---------    --------     --------
                                          -------      --------     --------     -------      ---------    --------     --------

COMMON STOCK ACTIVITY
                                                 1994                            1993                              1992
                                        --------------------------      ---------------------------       --------------------------
                                        Common          Treasury        Common           Treasury         Common          Treasury
Year ended December 31 (Shares)          Stock           Stock           Stock            Stock            Stock           Stock
- ------------------------------------------------------------------------------------------------------------------------------------
Shares, beginning of year:
  As previously reported                                                                                31,928,644        (704,684)
  Shares issued to effect
    merger with Kay (before
    1993 stock dividend)                                                                                 2,230,053
                                        ----------      ----------      ----------      ----------      ----------      ----------
  As restated                           69,362,191      (1,792,112)     34,458,969        (702,766)     34,158,697        (704,684)

Stock options                              296,910                         222,127                         300,272
Stock awards                                               167,226                          31,340                          17,636
Reacquired shares                                         (363,541)                       (224,630)                        (15,718)
Stock dividend                                                          34,681,095        (896,056)
                                        ----------      ----------      ----------      ----------      ----------      ----------

Shares, end of year                     69,659,101      (1,988,427)     69,362,191      (1,792,112)     34,458,969        (702,766)
                                        ----------      ----------      ----------      ----------      ----------      ----------
                                        ----------      ----------      ----------      ----------      ----------      ----------





Prior years have been restated.  See notes to consolidated financial statements.

1.  NATURE OF BUSINESS

- -------------------------------------------------------------------------------

The company is a global developer of premium cleaning, sanitizing and maintenance products and services for the hospitality, institutional and industrial markets. Customers include hotels, restaurants, foodservice, healthcare and educational facilities, quick-service (fast food) restaurants, dairy plants and farms, and food and beverage processors around the world.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

- -------------------------------------------------------------------------------

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and all majority-owned subsidiaries. The company accounts for its investment in the Henkel-Ecolab joint venture under the equity method of accounting. International subsidiaries and the Henkel-Ecolab joint venture are included in the financial statements on the basis of their November 30 fiscal year ends.

FOREIGN CURRENCY TRANSLATION

Financial position and results of operations of the company's international subsidiaries and the Henkel-Ecolab joint venture generally are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at each fiscal year end. Income statement accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation account in shareholders' equity. Translation adjustments for operations in highly inflationary economies are included in net income and were not significant.

INVENTORY VALUATIONS

Inventories are valued at the lower of cost or market. Domestic chemical inventory costs are determined on a last-in, first-out (lifo) basis. Lifo inventories represented 38 percent, 39 percent and 38 percent of consolidated inventories at year-end 1994, 1993 and 1992, respectively. All other inventory costs are determined on a first-in, first-out (fifo) basis.


PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Merchandising equipment consists principally of various systems that dispense cleaning and sanitizing products and low temperature dishwashing machines. The dispensing systems are accounted for on a mass asset basis, whereby equipment is capitalized and depreciated as a group and written off when fully depreciated. Depreciation and amortization are charged to operations using the straight-line method over the assets' estimated useful lives.

INTANGIBLE ASSETS

Intangible assets arise principally from business acquisitions and are stated at cost. The assets are amortized on a straight-line basis over their estimated economic lives, generally not exceeding 30 years. The company periodically assesses the recoverability of intangible assets based on anticipated future earnings and operating cash flows.

INCOME PER COMMON SHARE

Income per common share amounts are computed by dividing income by the weighted average number of common shares outstanding. Stock options did not have a significant dilutive effect.

3.  BALANCE SHEET INFORMATION

- -------------------------------------------------------------------------------



December 31 (thousands)       1994                 1993            1992
- -------------------------------------------------------------------------

ACCOUNTS RECEIVABLE, NET
Accounts receivable        $177,510             $154,798        $150,488
Allowance for doubtful
  accounts                   (8,703)              (7,994)         (7,586)
                           --------             --------        --------
Total                      $168,807             $146,804        $142,902
                           --------             --------        --------
                           --------             --------        --------

INVENTORIES
Finished goods             $ 42,955             $ 36,391        $ 36,532
Raw materials and parts      60,251               49,653          40,150
Excess of fifo cost over
  lifo cost                  (3,191)              (2,643)         (3,332)
                           --------             --------        --------
Total                      $100,015             $ 83,401        $ 73,350
                           --------             --------        --------
                           --------             --------        --------

PROPERTY, PLANT AND EQUIPMENT, NET
Land                       $  6,348             $  6,925        $  5,583
Buildings and leaseholds    107,259              102,897         100,707
Machinery and equipment     174,203              161,474         155,293
Merchandising  equipment    257,766              217,305         196,761
Construction in progress      6,236                6,167           3,942
                           --------             --------        --------
                            551,812              494,768         462,286
                           --------             --------        --------
                           --------             --------        --------

Accumulated depreciation
  and amortization         (305,621)            (275,500)       (255,103)
                           --------             --------        --------
Total                      $246,191             $219,268        $207,183
                           --------             --------        --------
                           --------             --------        --------

OTHER ASSETS
Intangible assets, net     $ 37,549             $ 40,919        $ 30,522
Investments in securities     5,000                9,007          36,609
Deferred income taxes        26,212               28,482
Other                        19,655               27,199          31,004
                           --------             --------        --------
Total                      $ 88,416             $105,607        $ 98,135
                           --------             --------        --------
                           --------             --------        --------

SHORT-TERM DEBT
Notes payable              $ 25,302             $ 16,089        $ 17,320
Long-term debt, current
  maturities                 16,518                3,331           3,412

                           --------             --------        --------
Total                      $ 41,820             $ 19,420        $ 20,732
                           --------             --------        --------
                           --------             --------        --------

LONG-TERM DEBT
9.68% senior notes,
  due 1995-2001            $100,000             $100,000        $100,000
10.375% debentures,
  retired in 1993                                                 75,000
Multicurrency Credit
  Agreement, due 1998                             10,000
Facilities Agreement,
  retired in 1993                                                 18,378
Other                        21,911               25,192          25,997
                           --------             --------        --------
                            121,911              135,192         219,375
Long-term debt,
  current maturities        (16,518)              (3,331)         (3,412)
                           --------             --------        --------
Total                      $105,393             $131,861        $215,963
                           --------             --------        --------
                           --------             --------        --------

  The $100 million of 9.68 percent senior notes were issued by the company to a group of insurance companies. The notes include covenants regarding consolidated shareholders' equity and amounts of certain long-term debt.

  In June 1993, the company provided notice to call the remaining $75 million of its 10.375 percent debentures originally scheduled for maturity in 1998 - 2017. The redemption of these debentures was completed on July 15, 1993. The company used proceeds from the sale of a discontinued business and cash flows from operations to fund the debt retirement. An extraordinary loss of $4.0 million (net of $2.5 million income tax benefit), or $0.06 per share, which consisted primarily of redemption premiums paid to debenture holders and the write-off of deferred financing costs associated with the debt, was recognized in the second quarter of 1993.

  The company has a $150 million Multicurrency Credit Agreement ("the Agreement") with a consortium of banks. The company may borrow varying amounts from time-to-time on a revolving credit basis, with loans denominated in U.S. dollars, Deutsche marks, or certain other currencies, if available. The company has the option of various interest rates based on short-term borrowing rates. Amounts outstanding at December 31, 1993 were denominated in U.S. dollars and had an annual rate of interest of 3.4 percent. The Agreement terminates in September 1998 and includes covenants regarding interest coverage and the ratio of total debt to capitalization.

  Amounts outstanding under the Facilities Agreement at December 31, 1992 were denominated in Deutsche marks and had an average annual interest rate of 8.9 percent.

  As of December 31, the weighted average interest rate on notes payable was 5.3% for 1994, 4.6% for 1993 and 8.2% for 1992.

  As of December 31, 1994, the aggregate annual maturities of long-term debt for the next five years were: 1995 - $16,518,000; 1996 - $16,280,000; 1997 -
$15,086,000; 1998 - $15,096,000; and 1999 - $15,110,000.

  Interest expense was $16,213,000 in 1994, $25,977,000 in 1993 and $40,587,000
in 1992.  Total interest paid was $16,402,000 in 1994, $29,691,000 in 1993 and
$44,967,000 in 1992.

  Other noncurrent liabilities included income taxes payable of $94 million at December 31, 1994 and $61 million at December 31, 1993. Income taxes payable reflected a reduction in U.S. federal income tax payments during 1994, 1993 and 1992 as a result of tax losses on the disposition of a discontinued business.

4.  FINANCIAL INSTRUMENTS

- -------------------------------------------------------------------------------

FOREIGN CURRENCY INSTRUMENTS

The company uses hedging and derivative financial instruments to limit financial risk related to foreign currency exchange rates, interest rates and other market risks. The company does not hold hedging or derivative financial instruments of a speculative nature for trading purposes.

  The company enters into foreign currency forward exchange and option contracts to hedge specific foreign currency exposures, principally related to intercompany debt and joint venture royalty transactions. These contracts generally expire within one year. Gains and losses on these contracts are deferred and recognized as part of the specific transactions hedged. The cash flows from these contracts are classified in the same category as the transaction hedged in the Consolidated Statement of Cash Flows.

  The company had foreign currency forward exchange contracts with a face amount denominated primarily in Deutsche marks and totaling approximately $110 million at December 31, 1994, $115 million at December 31, 1993 and $100 million at December 31, 1992. The unrealized gains on these contracts were not significant.

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

The carrying amount and the estimated fair value of other financial instruments held by the company as of December 31, 1994 were:


                                                Carrying         Fair
(thousands)                                      Amount          Value
                                                --------       ---------
Cash and cash equivalents                       $ 98,255       $  98,255
Long-term investments in securities                5,000           5,000
Short-term debt                                   41,820          41,820
Long-term debt                                  $105,393        $109,792


  Cash equivalents are highly liquid investments with a maturity of three months or less when purchased. The carrying amounts of cash equivalents and short-term debt approximate fair value because of their short maturity.

  Long-term investments in securities are carried at cost. The carrying amount of these securities approximates fair value based on quoted market prices. These securities mature in periods of less than ten years.

  The fair value of long-term debt is based on quoted market prices for the same or similar issues.

5.  KAY MERGER


- -------------------------------------------------------------------------------

On December 7, 1994, the company issued approximately 4.5 million shares of its common stock in exchange for all of the outstanding common stock of Kay Chemical Company and affiliates (Kay). The merger has been accounted for as a pooling of interests and, accordingly, the company's consolidated financial statements have been restated to include the accounts and operations of Kay for all periods prior to the merger.

  Kay was a Subchapter S Corporation for income tax purposes and, therefore, did not pay U.S. federal income taxes. Kay will be included in the company's U.S. federal income tax return effective December 7, 1994, and, therefore, a net deferred tax liability and corresponding charge to income tax expense of $1.3 million or $0.02 per share was recorded upon closing to reflect Kay's net taxable temporary differences.

  Separate net sales, net income and related per share amounts of the merged entities are presented in the following table. In addition, the table includes unaudited pro forma net income and net income per share amounts which reflect the elimination of the nonrecurring merger costs and expenses in 1994 and pro forma adjustments to present income taxes on the basis at which they will be reported in future periods.


(thousands, except per share) 1994                   1993           1992
- ---------------------------------------------------------------------------
Net sales
  Ecolab                   $1,141,005           $1,041,518      $1,004,833
  Kay                          66,609               60,878          52,801
                           ----------           ----------      ----------
  Total                    $1,207,614           $1,102,396      $1,057,634
                           ----------           ----------      ----------
                           ----------           ----------      ----------
Net income
  Ecolab                   $   86,555           $   76,638      $   64,270
  Kay                           6,207                6,849           7,218
  Kay Subchapter S
    status                     (2,298)              (2,667)         (2,797)
                           ----------           ----------      ----------
  Pro forma net
    income                 $   90,464           $   80,820      $   68,691


  Merger costs and
    expenses                   (6,900)
  Kay net deferred tax
    liability                  (1,300)
  Kay Subchapter S
    status                      2,298                2,667           2,797
                           ----------           ----------      ----------
  Net income, as
    reported               $   84,562           $   83,487      $   71,488
                           ----------           ----------      ----------
                           ----------           ----------      ----------
Net income per share
  As reported              $     1.25           $     1.24      $     1.06
  Pro forma                $     1.34           $     1.20      $     1.02




MERGER COSTS AND EXPENSES

In connection with the merger, $8.0 million of merger costs and expenses ($6.9 million after-tax, or $0.10 per share) were incurred and have been charged to expense in the fourth quarter of 1994. The merger costs and expenses consisted of merger related bonus payments made to Kay non-shareholder employees and legal, accounting and investment banking fees.

6.  HENKEL-ECOLAB JOINT VENTURE

- -------------------------------------------------------------------------------

The company and Henkel KGaA, Dusseldorf, Germany, each own 50 percent of Henkel-Ecolab, a joint venture of their respective European institutional and industrial cleaning and sanitizing businesses. The joint venture's operations and the company's equity in earnings of the joint venture included:


(thousands)                   1994        1993            1992
- ----------------------------------------------------------------
Joint venture
  Net sales                 $776,647    $758,471        $821,380
  Gross profit               440,993     415,862         456,783
  Income before income
    taxes                     48,389      40,337          38,781
  Income before change
    in accounting for
    income taxes            $ 26,109    $ 18,434        $ 20,411

Ecolab equity in earnings
  Ecolab equity in income   $ 13,605    $  9,856        $ 11,130
  Ecolab royalty income
    from joint venture,
    net of income taxes        5,745       6,653           6,131
  Amortization expense
    for the excess of
    cost over the
    underlying net assets
    of the joint venture      (8,399)     (8,382)          (8,661)
Equity in earnings of       --------    --------        ---------
    Henkel-Ecolab joint
    venture                 $ 10,951    $  8,127        $   8,600
                            --------    --------        ---------
                            --------    --------        ---------

  The company's investment in the Henkel-Ecolab joint venture includes the unamortized excess of the company's investment over its equity in the joint venture's net assets. This excess was $187 million at December 31, 1994 and is being amortized on a straight-line basis over estimated economic useful lives of up to 30 years.

  Condensed balance sheet information for the Henkel-Ecolab joint venture was:


December 31 (thousands)       1994        1993            1992
- ----------------------------------------------------------------
Current assets              $360,648    $310,945        $316,447
Noncurrent assets            127,244     106,812          92,555
Current liabilities          233,876     215,085         216,652
Noncurrent liabilities      $ 59,710    $ 46,937        $ 42,825


7.  INCOME TAXES

- -------------------------------------------------------------------------------

Effective January 1, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). This statement requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are recorded based on enacted tax laws and tax rates. Changes in enacted tax rates are reflected in the income tax provision as they occur.

  The cumulative effect of this change in accounting principle increased net income for 1993 by $4.7 million, or $0.07 per share, including the impact of adoption of FAS 109 by the Henkel-Ecolab joint venture. Prior years' financial statements were not restated.

  Income before income taxes and equity in earnings of joint venture consisted of:


(thousands)           1994          1993          1992
- --------------------------------------------------------
Domestic            $108,656      $100,420      $ 86,903
Foreign               15,399         7,647         3,377
                    --------      --------      --------
Total               $124,055      $108,067      $ 90,280
                    --------      --------      --------
                    --------      --------      --------

  The provision for income taxes consisted of:


(thousands)                  1994         1993      1992
- ---------------------------------------------------------
Federal, state and Puerto
  Rico                     $44,619      $47,106   $27,191
Foreign                      3,473        1,526       (85)
                           -------      -------   -------
Currently payable           48,092       48,632    27,106
                           -------      -------   -------
                           -------      -------   -------
Federal, state and
  Puerto Rico                  300      (10,674)      587
Foreign                      2,052       (4,536)     (301)
                           -------      -------   -------

Deferred                     2,352      (15,210)      286
                           -------      -------   -------
Provision for income
  taxes                    $50,444      $33,422   $27,392
                           -------      -------   -------
                           -------      -------   -------

  The company's overall net deferred tax assets (current and noncurrent) were comprised of the following:


                                     December 31              January 1
                                  ---------------------
(thousands)                         1994         1993           1993
                                  -------      --------       --------
Deferred tax assets
  Postretirement health care
    and pension benefits          $28,084       $23,752        $24,279
  Other accrued liabilities        26,616        24,123         18,705
  Loss carryforwards                5,109         6,093         11,135
  Other, net                        9,405        15,917          6,867
  Valuation allowance              (1,462)       (1,462)        (6,758)
                                  -------      --------       --------
  Total                            67,752        68,423         54,228
                                  -------      --------       --------

Deferred tax liabilities
  Property, plant and equipment
    bases differences             17,579         16,503         15,837
  Other, net                       1,612          1,597          3,278
                                 -------       --------       --------
  Total                           19,191         18,100         19,115
                                 -------       --------       --------
Net deferred tax assets          $48,561        $50,323       $ 35,113
                                 -------       --------       --------
                                 -------       --------       --------

  During the first quarter of 1993, the valuation allowance for deferred tax assets was reduced by $3.3 million. This change in the valuation allowance related to Canadian loss carryforwards which the company anticipates will be realized as a result of the sale of the G.H. Wood janitorial distribution business.

  A reconciliation of the statutory U.S. federal income tax rate to the company's effective income tax rate was:


                            1994        1993    1992
- ------------------------------------------------------
Statutory U.S. rate         35.0%       35.0%   34.0%
State income taxes, net
  of federal benefit         3.8         3.3     2.9
Puerto Rico operations      (1.3)       (2.2)   (4.7)
Foreign                       .4         (.5)   (1.7)
Loss carryforwards                      (3.1)
Kay Subchapter S status      (.1)       (2.2)   (2.8)
Kay deferred tax liability   1.0
Other                        1.9          .6     2.6
Effective income tax        -----       -----   -----
  rate                      40.7%       30.9%   30.3%
                            -----       -----   -----
                            -----       -----   -----

   Cash paid for income taxes was $34,686,000 in 1994, $18,118,000 in 1993 and $14,685,000 in 1992. As a result of tax losses on the disposition of a discontinued business, the company's U.S. federal income tax payments were reduced by $15 million in 1994, $25 million in 1993 and $15 million in 1992. However, pending final acceptance of the company's treatment of the losses, no income tax benefit has been recognized for financial reporting purposes.

  As of December 31, 1994, undistributed earnings of international subsidiaries and the joint venture of $46 million were considered to have been reinvested indefinitely and, accordingly, the company has not provided U.S. income taxes on such earnings. If those earnings were remitted to the company, applicable income taxes would be offset substantially by available foreign tax credits.

8.  RETIREMENT PLANS

- -------------------------------------------------------------------------------

PENSION PLANS

The company has a noncontributory defined benefit pension plan covering substantially all of its U.S. employees. Plan benefits are based on years of service and highest average compensation for five consecutive years of employment. Various international subsidiaries also have defined benefit pension plans. Pension expense included the following components:


December 31 (thousands)           1994            1993       1992
- ------------------------------------------------------------------
Service cost - employee benefits
  earned during the year         $10,627        $ 8,040    $ 6,556
Interest cost on projected
  benefit obligation              13,348         11,401      9,233
Actual return on plan
  assets                           1,952         (9,134)    (3,499)
Net amortization and
  deferral                       (11,260)           (69)    (5,416)
                                 -------        -------    -------
U.S. pension expense              14,667         10,238      6,874
International pension
  expense                          1,005            820        723
                                 -------        -------    -------
Total pension expense            $15,672        $11,058    $ 7,597
                                 -------        -------    -------
                                 -------        -------    -------


  The funded status of the U.S. pension plan was:



December 31 (thousands)       1994        1993        1992
- ------------------------------------------------------------
Actuarial present value of:
Vested benefit
  obligation                $121,251    $118,829    $ 84,585
Non-vested benefit
  obligation                   9,755      10,066       6,581
                            --------    --------    --------
Accumulated benefit
  obligation                 131,006     128,895      91,166
Effect of projected future
  salary increases            46,801      51,174      35,514
                            --------    --------    --------
Projected benefit
  obligation                 177,807     180,069     126,680
Plan assets at fair
  value                      130,262     122,440      99,920
                            --------    --------    --------
Plan assets less than
  the projected benefit
  obligation                 (47,545)    (57,629)    (26,760)
Unrecognized prior service
  cost                        24,135      26,040       4,500
Unrecognized net loss         39,238      49,145      33,864
Unrecognized net
  transition asset           (14,732)    (16,134)    (17,538)
Adjustment required to
  recognize minimum
  liability                   (1,840)     (7,877)
                            --------    --------    --------
Unfunded accrued pension
  expense                   $   (744)   $ (6,455)   $ (5,934)
                            --------    --------    --------
                            --------    --------    --------

  The company's policy is to fund pension costs currently to the extent deductible for income tax purposes. U.S. pension plan assets consist primarily of equity and fixed income securities. International pension benefit obligations and plan assets were not significant.

  Effective July 1, 1993, the company adopted certain amendments to its U.S. pension plan to improve the benefit formula and enhance the value of pension benefits. Concurrent with these amendments, the company lowered the discount rate used for determining the pension benefit obligations and future service and interest cost for the plan from 8.25 percent to 8.0 percent. These changes resulted in an increase of $2.9 million in pension expense for 1993 and an increase of approximately $29 million in the projected benefit obligation. The discount rate was lowered further at year-end 1993 to 7.5 percent. This reduction in discount rate resulted in an increase in the projected benefit obligation as of December 31, 1993 of approximately $14 million and an increase of $2.1 million in pension expense for 1994.

  U.S. pension plan assumptions, in addition to projections for employee turnover and retirement ages, were:


                            1994        1993    1992
                            ----        ----    ----
Discount rate for
  service and interest
  cost at beginning
  of year                   7.50%       8.25%   8.25%
Projected salary
  increases, weighted
  average                    5.6         5.6     5.6
Expected return on
  assets                     9.0         9.0     9.0
Discount rate for
  year-end benefit
  obligations               8.25%       7.50%   8.25%


  The discount rate used for determining the year-end pension benefit obligations and future service and interest cost was increased from 7.5 percent at year-end 1993 to 8.25 percent at year-end 1994. The effect of this change was to decrease the projected benefit obligation as of December 31, 1994 by approximately $22 million.

- -------------------------------------------------------------------------------

The adjustments required to recognize a minimum liability as of December 31, 1994 and 1993 have been included in the company's noncurrent liability for postretirement health care and pension benefits with an equal amount included in the Consolidated Balance Sheet as an intangible asset. These adjustments resulted principally from the plan amendments adopted in July 1993 and discount rate changes during 1993 and 1994.

POSTRETIREMENT HEALTH CARE BENEFITS

The company provides postretirement health care benefits to substantially all U.S. employees. The plan is contributory based on years of service and family status, with retiree contributions adjusted annually.

  Employees outside the U.S. are generally covered under government sponsored programs and the cost for providing benefits under company plans was not significant.

  Postretirement health care benefit expense was:

(thousands)                      1994            1993       1992
- -----------------------------------------------------------------
Service cost - benefits
  attributed to service
  during the period              $2,672         $2,978     $3,417
Interest cost on accumulated
  postretirement benefit
  obligation                     3,740           4,142      4,213
Actual return on plan
  assets                           (66)           (169)      (220)
Net amortization and
  deferral                        (719)           (458)      (187)

                                ------          ------     ------
Total expense                   $5,627          $6,493     $7,223
                                ------          ------     ------
                                ------          ------     ------

  Effective July 1, 1993, the company adopted certain amendments to its U.S. plan. These amendments modified the company's subsidy provided for each year of service and limit health care costs which are eligible for subsidy by the company to a 4 percent annual increase beginning in 1996. Also, effective July 1, 1993, the company lowered the discount rate used for determining the accumulated benefit obligation and future service and interest cost for the plan to 8.0 percent from 8.25 percent at year-end 1992 and 1991. These changes reduced postretirement health care expense for 1993 by approximately $1.3 million and decreased the accumulated benefit obligation by approximately $9 million. The discount rate was lowered further at year-end 1993 to 7.5 percent. This reduction in discount rate resulted in an increase in the accumulated benefit obligation of approximately $3 million as of December 31, 1993 and an increase of $0.3 million in postretirement health care expense for 1994.

  The funded status of the postretirement health care plan was:

December 31 (thousands)        1994        1993              1992
- -------------------------------------------------------------------
Actuarial present value of
 accumulated postretirement
 benefit obligation for:
  Retirees                  $ 16,453    $ 16,999           $ 14,916
  Fully eligible active
    participants               4,044       2,995              2,160
  Other active participants   29,389      32,769             40,408
                            --------    --------            -------
  Total                       49,886      52,763             57,484
Plan assets at fair value      6,298       4,740              6,388
                            --------    --------            -------
Plan assets less than
  accumulated postretirement
  benefit obligation         (43,588)    (48,023)           (51,096)
Unrecognized gain for
  prior service              (10,750)    (11,301)
Unrecognized net loss
  (gain)                      (5,544)      1,535               (513)
                            --------    --------            -------
Unfunded accrued
  postretirement health
  care benefits             $(59,882)   $(57,789)          $(51,609)
                            --------    --------            -------
                            --------    --------            -------

  The discount rate used for determining the year-end accumulated postretirement benefit obligation and future service and interest cost was increased from 7.5 percent at year-end 1993 to 8.25 percent at year-end 1994. The effect of this change was to decrease the accumulated benefit obligation by approximately $6 million at December 31, 1994.

  For measurement purposes, 12.5 percent (for pre-age 65 retirees) and 9.7 percent (for post-age 65 retirees) annual rates of increase in the per capita cost of covered health care were assumed for 1995. The rates were assumed to decrease gradually to 6.5 percent and 5.5 percent, respectively, at 2001 and remain at that level thereafter. Health care costs which are eligible for subsidy by the company are limited to a 4 percent annual increase beginning in 1996 for most employees. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of year-end 1994 by approximately $4 million and 1994 expense by approximately $0.5 million.

- -------------------------------------------------------------------------------

  The after-tax expected long-term rate of return on plan assets was 6.0 percent in 1994, 1993 and 1992. Plan assets consist primarily of short-term investments.

SAVINGS PLAN

The company provides a 401(k) savings plan for substantially all U.S. employees. Employee contributions of up to 6 percent of eligible compensation are matched 50 percent by the company. The company's contribution is invested in Ecolab common stock and amounted to $5,156,000 in 1994, $4,376,000 in 1993 and $3,899,000 in 1992.

9.  STOCK INCENTIVE AND OPTION PLANS

- -------------------------------------------------------------------------------

The company's Stock Incentive and Option Plans provide for grants of stock options and stock awards. Common shares available for grant as of December 31 were 2,042,606 for 1994, 3,008,706 for 1993 and 407,206 for 1992. Common shares available for grant reflect 3.4 million shares approved during 1993 for issuance under the plans.

  Options may be granted to purchase shares of the company's stock at not less than fair market value at the date of grant. Options become exercisable over periods of up to six years from date of grant and expire within ten years and three months from date of grant. Stock option transactions were:



Shares              1994           1993           1992
- --------------------------------------------------------
Granted            806,550         769,200       740,700
Exercised         (296,910)       (444,254)     (600,544)
Canceled           (26,900)        (75,100)     (161,020)
                 ---------       ---------     ---------
December 31:
Outstanding      4,219,284       3,736,544     3,486,698
                 ---------       ---------     ---------
                 ---------       ---------     ---------


Exercisable      2,321,164       1,966,744     1,825,698



Average price per share     1994        1993        1992
- ---------------------------------------------------------

Granted                    $21.93      $21.42      $13.90
Exercised                   10.60       11.31       10.75
Canceled                    16.84       15.52       13.52
December 31:
Outstanding                $16.49      $14.85      $12.95

Exercisable                $13.99      $12.78      $12.00


  Stock awards are subject to restrictions including forfeiture in the event of termination of employment. Restrictions generally lapse over four to six years. The value of a stock award at date of grant is charged to income over the periods during which the restrictions lapse.

10.  SHAREHOLDERS' EQUITY

- -------------------------------------------------------------------------------

The company's common stock was split two for one in the form of a 100 percent stock dividend paid January 18, 1994 to shareholders of record on December 28, 1993. All per share and number of share data have been retroactively restated to reflect the stock split, except for the Consolidated Statement of Shareholders' Equity.

  Authorized common stock, par value $1.00 per share, was 100 million shares in 1994, 1993 and 1992. Treasury stock is stated at cost. Dividends per share of common stock were $0.455 for 1994, $0.395 for 1993 and $0.3575 for 1992.

  The company has 15 million shares, without par value, of authorized but unissued preferred stock.

  Each share of outstanding common stock entitles the holder to one-quarter of one preferred stock purchase right. A right entitles the holder, upon occurrence of certain events, to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $150, subject to adjustment. The rights will become exercisable, and a Distribution Date will occur, 15 days after a person or group acquires, or commences a tender offer for, 20 percent or more of the company's outstanding common stock. The company may redeem the rights at five cents per right at any time until 15 days after a 20 percent or greater interest has been acquired. If any person or group acquires 20 percent or more of the company's common stock, each right not owned by a 20 percent stockholder will, after the company's right of redemption has expired (the "Stock Acquisition Date"), become exercisable for common stock of the company having a market value of twice the exercise price of a right. If, after the Stock Acquisition Date, the company is acquired in a merger or other business combination, each right will become exercisable for common stock of the acquiring company having a market value of twice the exercise price of a right. The rights have been amended to provide that the acquisition by Henkel KGaA or its affiliates of 20 percent or more of the company's common stock does not constitute, subject to certain conditions, a Distribution Date or a Stock Acquisition Date. Unless redeemed earlier, the rights will expire on March 11, 1996.

  The company maintains a systematic share repurchase program which is intended to offset the dilutive effect of shares issued for employee benefit plans. The company reacquired approximately 364,000 shares in 1994, 449,000 shares in 1993 and 31,000 shares in 1992 of its common stock through open and private market purchases. The company anticipates that it will continue to periodically reacquire shares under its systematic share repurchase program.

11.  RENTALS AND LEASES

- -------------------------------------------------------------------------------

The company leases sales office and distribution center facilities, automobiles and computer and other equipment under operating leases. Rental expense under all operating leases was $29,129,000 in 1994, $29,325,000 in 1993 and
$29,253,000 in 1992. As of December 31, 1994, future minimum payments under operating leases with noncancelable terms in excess of one year were:


(thousands)
- --------------------------------------
1995                          $10,248
1996                            5,743
1997                            2,936
1998                              923
1999                              372
Thereafter                        806
                              -------
  Total                       $21,028
                              -------
                              -------






12. RESEARCH EXPENDITURES

- -------------------------------------------------------------------------------

Research expenditures which related to the development of new products and processes, including significant improvements and refinements to existing products, were $27,615,000 in 1994, $24,782,000 in 1993 and $21,080,000 in 1992.

13.  ENVIRONMENTAL COMPLIANCE COSTS

- -------------------------------------------------------------------------------

The company and certain subsidiaries are party to various environmental actions which have arisen in the ordinary course of business. These include possible obligations to investigate and mitigate the effects on the environment of the disposal or release of certain chemical substances at various sites, such as Superfund sites and other operating or closed facilities. The effect of these actions on the company's financial position and results of operations to date has not been significant. The company is currently participating in environmental assessments and remediation at a number of locations and environmental liabilities have been accrued reflecting management's best estimate of future costs. Potential insurance reimbursements are not anticipated. While the final resolution of these contingencies could result in expenses in excess of current accruals and therefore have an impact on the company's consolidated financial results in a future reporting period, management believes the ultimate outcome will not have a significant effect on the company's results of operations, consolidated financial position or liquidity.

14.  GEOGRAPHIC SEGMENTS

- -------------------------------------------------------------------------------

Summary information regarding the company's operations in United States and International markets is presented below. International consists of Canadian, Asia Pacific, Latin American and Kay's international operations.


(thousands)                            1994           1993           1992
- ---------------------------------------------------------------------------

Net Sales
  United States                    $  942,070     $  867,415     $  816,405
  International                       265,544        234,981        241,229
                                   ----------     ----------     ----------
  Total                            $1,207,614     $1,102,396     $1,057,634
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------

Operating Income
  United States                    $  134,510     $  124,281     $  123,289
  International                        14,838          9,420          8,851
  Corporate                           (12,384)        (4,250)        (6,526)
                                   ----------     ----------     ----------
  Total                            $  136,964     $  129,451     $  125,614
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------

Depreciation and Amortization
  United States                    $   55,035     $   49,927     $   49,724
  International                        11,834         10,682         10,719
                                   ----------     ----------     ----------
  Total                            $   66,869     $   60,609     $   60,443
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------

Capital Expenditures
  United States                    $   71,049     $   52,144     $   48,385
  International                        17,408         16,177         11,519
                                   ----------     ----------     ----------
  Total                            $   88,457     $   68,321     $   59,904
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------

Identifiable Assets
  United States                    $  453,121     $  396,268     $  341,156
  International                       158,064        133,474        121,348
  Joint Venture                       284,570        255,804        289,034
  Corporate                           124,601        106,184        107,326
                                   ----------     ----------     ----------
  Total                            $1,020,356     $  891,730     $  858,864
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------

  Corporate operating income included $8 million of merger costs and expenses in 1994.

  In accordance with company policy, operating expenses incurred at the corporate level totaling $21,702,000 in 1994, $18,037,000 in 1993 and
$14,277,000 in 1992 have been allocated to the geographic segments in determining operating income.

15.  QUARTERLY FINANCIAL DATA (UNAUDITED)
- ------------------------------------------------------------------------------


                                                          First         Second          Third         Fourth
(thousands, except per share)                            Quarter        Quarter        Quarter        Quarter           Year
- ------------------------------------------------------------------------------------------------------------------------------
1994
Net sales
  United States                                          $216,855       $234,832       $250,138       $240,245       $  942,070
  International                                            58,058         64,350         70,270         72,866          265,544
                                                         --------       --------       --------       --------       ----------
  Total                                                   274,913        299,182        320,408        313,111        1,207,614
Cost of sales                                             121,053        130,961        140,939        140,190          533,143
Selling, general and administrative expenses              125,838        132,259        133,785        137,625          529,507
Merger costs and expenses                                                                                8,000            8,000
                                                         --------       --------       --------       --------       ----------
Operating income
  United States                                            25,935         34,857         41,616         32,102          134,510
  International                                             3,080          2,317          4,959          4,482           14,838
  Corporate                                                  (993)        (1,212)          (891)        (9,288)         (12,384)
                                                         --------       --------       --------       --------       ----------
  Total                                                    28,022         35,962         45,684         27,296          136,964
Interest expense, net                                       4,039          3,303          3,206          2,361           12,909
                                                         --------       --------       --------       --------       ----------
Income before income taxes and equity in
  earnings of joint venture                                23,983         32,659         42,478         24,935          124,055
Provision for income taxes                                  9,245         12,108         16,447         12,644           50,444
Equity in earnings of joint venture                         1,880          3,211          2,456          3,404           10,951
                                                         --------       --------       --------       --------       ----------
Net income                                               $ 16,618       $ 23,762       $ 28,487       $ 15,695       $   84,562
                                                         --------       --------       --------       --------       ----------
                                                         --------       --------       --------       --------       ----------
Net income per common share                              $   0.25       $   0.35       $   0.42       $   0.23       $     1.25

Average common share outstanding                           67,563         67,521         67,506         67,611           67,550


1993
Net sales
  United States                                          $198,753       $214,156       $231,901       $222,605       $  867,415
  International                                            54,679         58,973         60,776         60,553          234,981
                                                         --------       --------       --------       --------       ----------
  Total                                                   253,432        273,129        292,677        283,158        1,102,396
Cost of sales                                             115,429        121,951        130,387        123,539          491,306
Selling, general and administrative expenses              116,189        117,421        123,155        124,874          481,639
                                                         --------       --------       --------       --------       ----------
Operating income
  United States                                            24,863         31,126         35,189         33,103          124,281
  International                                            (1,963)         3,764          4,880          2,739            9,420
  Corporate                                                (1,086)        (1,133)          (934)        (1,097)          (4,250)
                                                         --------       --------       --------       --------       ----------
  Total                                                    21,814         33,757         39,135         34,745          129,451
Interest expense, net                                       6,586          6,090          4,431          4,277           21,384
                                                         --------       --------       --------       --------       ----------
Income before income taxes and equity in
  earnings of joint venture                                15,228         27,667         34,704         30,468          108,067
Provision for income taxes                                  2,916          9,090         11,713          9,703           33,422
Equity in earnings of joint venture                         1,223          2,435          2,592          1,877            8,127
                                                         --------       --------       --------       --------       ----------
Income before extraordinary loss and
  cumulative effect of change in
  accounting                                               13,535         21,012         25,583         22,642           82,772
Extraordinary loss related to
  retirement of debt                                                      (4,018)                                        (4,018)
Change in accounting for income taxes                       4,733                                                         4,733
                                                         --------       --------       --------       --------       ----------
Net income                                               $ 18,268       $ 16,994       $ 25,583       $ 22,642       $   83,487
                                                         --------       --------       --------       --------       ----------
                                                         --------       --------       --------       --------       ----------
Income per common share
  Income before extraordinary loss
    and change in accounting                             $   0.20       $   0.31       $   0.38       $   0.34       $     1.23
  Extraordinary loss related to
    retirement of debt                                                     (0.06)                                         (0.06)
  Change in accounting for
    income taxes                                             0.07                                                          0.07
  Net income                                             $   0.27       $   0.25       $   0.38       $   0.34       $     1.24

Average common shares outstanding                          67,521         67,496         67,525         67,569           67,528



Prior periods have been restated. See Note 5 of notes to consolidated financial statements.

                                   ECOLAB INC.


REPORT OF INDEPENDENT ACCOUNTANTS
- ------------------------------------------------------------------------------


To the Shareholders and Directors
Ecolab Inc.

We have audited the accompanying consolidated balance sheet of Ecolab Inc. as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ecolab Inc. as of December 31, 1994, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

  As discussed in Note 7 to the financial statements, effective January 1, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                             /s/ Coopers & Lybrand L.L.P.
                                             ----------------------------
                                                 Coopers & Lybrand L.L.P.

February 27, 1995
Saint Paul, Minnesota

                SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                                   ECOLAB INC.
                                 (In Thousands)



- -------------------------------------------------------------------------------------------------------------
     COL. A                          COL. B                   COL. C                   COL. D         COL. E
- -------------------------------------------------------------------------------------------------------------
                                                             Additions
                                                     -------------------------
                                    Balance at       Charged to    Charged to       Deductions     Balance at
                                    Beginning        Costs and       Other             From           End
 Description                        of Period         Expenses     Accounts (A)    Reserves (B)    of Period
- -------------------------------------------------------------------------------------------------------------
Allowance for Doubtful Accounts:

Year Ended December 31, 1994           $7,994          $3,910       $ 233            $(3,434)        $8,703


Year Ended December 31, 1993           $7,586          $3,152       $ (64)           $(2,680)        $7,994

Year Ended December 31, 1992           $7,053          $3,948       $ (12)           $(3,403)        $7,586

  (A)  Reflects foreign currency translation adjustments and for the year ended December 31, 1993, a deduction of $184 related to the sale of the Canadian G.H. Wood janitorial distribution business.

  (B)  Uncollectible accounts charged off, net of recovery of accounts previously written off.

                        REPORT OF INDEPENDENT ACCOUNTANTS






The Board of Directors
Henkel-Ecolab Joint Venture


We have audited the combined financial statements of Henkel-Ecolab Joint Venture as listed in the accompanying index. In connection with our audit of the combined financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These combined financial statements and financial statement schedules are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with German generally accepted auditing standards which in all material respects are similar to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Henkel-Ecolab Joint Venture as of November 30, 1994, 1993 and 1992, and the results of its operations and its cash flows for the periods beginning December 1, 1993, 1992 and 1991, and ended November 30, 1994, 1993 and 1992, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedules, when considered in relation to the basic combined financial statements taken as whole, present fairly, in all material respects, the information set forth therein.



Dusseldorf, Germany, January 19, 1995


KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft


/s/Dr. Kuhr                   /s/Haas


Dr. Kuhr                      Haas
Wirtschaftsprufer             Wirtschaftsprufer

HENKEL-ECOLAB JOINT VENTURE


INDEX TO COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED NOVEMBER 30, 1994, NOVEMBER 30, 1993 AND NOVEMBER 30, 1992
_____________________________________________________________________________

Combined Statements of Income
Combined Balance Sheets
Combined Statements of Cash Flows
Combined Statements of Equity
Notes to the Combined Financial Statements
Financial Statement Schedules
     Schedule I          Valuation and Qualifying Accounts and Reserves
     Schedule II         Property, Plant and Equipment
     Schedule III Accumulated Depreciation and Amortization of Property, Plant, and Equipment

HENKEL-ECOLAB JOINT VENTURE


COMBINED STATEMENTS OF INCOME


                                                                      Twelve Months ended  Twelve Months ended  Twelve Months ended
(Thousands)                                                            November 30, 1994    November 30, 1993    November 30, 1992
- -----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                             DM        1,264,985      DM    1,245,446    DM    1,279,619
Cost of Sales                                                                     546,706              562,586            568,119
Selling, General and Administrative Expenses                                      600,779              569,376            605,119
Royalties to Parents                                                               31,874               36,460             33,034
- ------------------------------------------------------------------------------------------------------------------------------------

Operating Income                                                                   85,626               77,024             73,347
Other Expenses/Income, principally Interest Expense, net                            6,426               10,207             12,815
Equity in Loss of Affiliate                                                           391                  582                126
- ------------------------------------------------------------------------------------------------------------------------------------

Income before Income Taxes                                                         78,809               66,235             60,406
Provision for Income Taxes                                                         36,287               35,966             28,613
- ------------------------------------------------------------------------------------------------------------------------------------

Income before Cumulative Effect of Change in Accounting Principle                  42,522               30,269             31,793
Cumulative Effect at December 1, 1992 of the Change in
   Accounting for Income Taxes                                                         --                9,771                 --
- ------------------------------------------------------------------------------------------------------------------------------------

Net Income                                                            DM           42,522      DM       40,040    DM       31,793
                                                                      --           -------     --       ------    --       ------

See accompanying Notes to Combined Financial Statements

Henkel-Ecolab Joint Venture

Combined Balance Sheets

                                                         November 30,                  November 30,             November 30,
(Thousands)                                                 1994                          1993                     1992
- --------------------------------------------------------------------------------------------------------------------------------

Assets
Cash and Cash Equivalents                              DM          60,978           DM         41,051        DM           40,090
Accounts Receivable, net                                          260,696                     266,299                    264,113
Accounts Receivable from Related Parties                           15,631                      33,917                     17,630
Loans to Related Parties                                           38,140                      12,297                     15,937
Inventories                                                       162,414                     152,988                    133,143
Prepaid Expenses and Other Current Assets                          22,528                      20,088                     32,983
Deferred Taxes                                                      6,011                       6,714                         --
- --------------------------------------------------------------------------------------------------------------------------------

     Current Assets                                               566,398                     533,354                    503,896
- --------------------------------------------------------------------------------------------------------------------------------

Investment in Affiliated Company, net                               8,987                       9,470                     10,287
Property, Plant and Equipment, net                                153,837                     146,877                    121,582
Intangible and Other Assets, net                                   26,818                      20,043                     15,512
Deferred Taxes                                                     10,195                       6,821                         --
- --------------------------------------------------------------------------------------------------------------------------------

     Total Assets                                      DM         766,235           DM        716,565        DM          651,277
- --------------------------------------------------------------------------------------------------------------------------------

Liabilities and Equity

Current Portion of Long Term Debt                      DM             727           DM            796        DM              581
Short Term Debt                                                    19,256                      45,505                     37,226
Loans from Related Parties                                         63,810                      75,910                     79,735
Accounts Payable                                                   83,432                      79,944                     55,760
Accounts Payable to Related Parties                                33,070                      35,019                     60,263
Accrued Liabilities                                               125,629                     103,593                     82,770
Income Taxes                                                       41,378                      28,162                     27,619
- --------------------------------------------------------------------------------------------------------------------------------

     Current Liabilities                                          367,302                     368,929                    343,954
- --------------------------------------------------------------------------------------------------------------------------------

Employee Benefit Obligations                                       84,549                      71,392                     58,904
Long Term Debt, less Current Maturities                             6,521                       7,090                      9,289
Deferred Taxes                                                      2,705                       2,027                      1,033
- --------------------------------------------------------------------------------------------------------------------------------

Combined Equity                                                   305,158                     267,127                    238,097
- --------------------------------------------------------------------------------------------------------------------------------

     Total Liabilities and Equity                      DM         766,235           DM        716,565        DM          651,277
                                                       --         -------           --        -------        --          -------


See accompanying Notes to Combined Financial Statements

                                       32

HENKEL-ECOLAB JOINT VENTURE

COMBINED STATEMENTS OF CASH FLOWS


                                                                    Twelve Months ended     Twelve Months ended  Twelve Months ended
(Thousands)                                                          November 30,1994        November 30,1993     November 30,1992
- ------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                           DM      42,522          DM      40,040        DM      31,793
Cumulative Effect of Change in Accounting for Income Taxes                       --                  (9,771)                   --
                                                                     --------------          --------------        --------------
Income before Cumulative Effect of Change in Accounting Principle            42,522                  30,269                31,793

Adjustments to Reconcile Net Income to Cash
Provided by Operating Activities
Depreciation and Amortization                                                45,208                  39,648                37,701
Equity in Loss of Affiliated Company                                            391                     582                   126
Provision for Doubtful Accounts and Other                                     1,032                   3,484                 1,440
Gain on Sale of Property and Equipment                                         (762)                 (1,076)               (1,264)
Deferred Income Taxes                                                        (1,993)                 (2,770)                   --

Changes in Operating Assets and Liabilities
Decrease / (Increase) in Accounts Receivable                                  4,571                  (5,670)              (28,100)
Decrease / (Increase) in Due from Related Parties                            18,286                 (16,287)                 (156)
(Increase) in Inventories                                                    (9,426)                (19,845)               (1,171)
Increase in Accounts Payable and Accrued Liabilities                         25,524                  45,007                12,928
(Decrease) in Due to Related Parties                                         (1,949)                (25,244)              (33,509)
Increase in Income Taxes Payable                                             13,216                     543                 8,861
(Increase) / Decrease in Other Current Assets                                (2,440)                 12,895               (11,508)
Increase in Employee Benefit Obligations                                     13,157                  12,488                 5,333
                                                                     --------------          --------------        --------------

Cash Provided by Operating Activities                                       147,337                  74,024                22,474
                                                                     --------------          --------------        --------------

Investing Activities
Expenditures for Property and Equipment                                     (48,237)                (66,283)              (59,790)
Expenditures for Intangible and Other Assets                                (13,900)                 (8,884)              (17,027)
Proceeds from Sale of Property and Equipment                                  5,045                   3,680                 3,836
(Increase) / Decrease in Loans to Related Parties                           (25,843)                  3,640                24,868
                                                                     --------------          --------------        --------------

Cash Used for Investing Activities                                          (82,935)                (67,847)              (48,113)
                                                                     --------------          --------------        --------------

Financing Activities

(Repayments of) / Proceeds from Bank Debt, net                              (26,887)                  6,295                19,238
(Decrease) / Increase in Loans from Related Parties                         (12,100)                 (3,825)                7,661
Equity Allocations                                                               --                   6,826                    --
Equity Withdrawals                                                               --                  (1,785)               (7,692)
Dividends Paid                                                               (1,411)                 (9,535)               (6,180)
                                                                     --------------          --------------        --------------

Cash (Used for) / Provided by Financing Activities                          (40,398)                 (2,024)               13,027
                                                                     --------------          --------------        --------------

Effect of Exchange Rate Changes on Net Cash                                  (4,077)                 (3,192)               (4,574)
                                                                     --------------          --------------        --------------

Increase / (Decrease) in Cash and Cash Equivalents                           19,927                     961               (16,119)

Cash and Cash Equivalents at Beginning of Period                             41,051                  40,090                56,209
                                                                     --------------          --------------        --------------

Cash and Cash Equivalents at End of Period                           DM      60,978          DM      41,051        DM      40,090
                                                                        -----------             -----------           -----------

See accompanying Notes to Combined Financial Statements

HENKEL-ECOLAB JOINT VENTURE

COMBINED STATEMENTS OF EQUITY


(Thousands)

                                    Contributed          Retained           Cumulative
                                      Capital            Earnings             Foreign            Total
                                                                              Currency
                                                                            Translation
                          _______________________________________________________________________________
Balance
November 30, 1991      DM             209,973              17,600              (3,848)            223,725

Net Income                                                 31,793                                  31,793

Equity Withdrawals                     (7,692)                                                     (7,692)
Dividends Paid                                             (6,180)                                 (6,180)
Opening Equity Adjustment               4,382                                                       4,382

Translation                                                                    (7,931)             (7,931)
Adjustment
                          ________________________________________________________________________________

Balance
November 30, 1992      DM             206,663              43,213             (11,779)            238,097

Net Income                                                 40,040                                  40,040

Equity Allocations                      6,826                                                       6,826
Equity Withdrawals                     (1,785)                                                     (1,785)
Dividends Paid                                             (9,535)                                 (9,535)

Translation                                                                    (6,516)             (6,516)
Adjustment
                          _______________________________________________________________________________

Balance
November 30, 1993      DM             211,704              73,718             (18,295)            267,127

Net Income                                                 42,522                                  42,522

Dividends Paid                                             (1,411)                                 (1,411)

Translation                                                                    (3,080)             (3,080)
Adjustment
                          _______________________________________________________________________________

Balance
November 30, 1994      DM             211,704             114,829             (21,375)            305,158
- -------------------------             -------             -------             --------            -------


See accompanying Notes to Combined Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

On July 1, 1991, Henkel KGaA (Henkel) and Ecolab, Inc. (Ecolab) formed a joint venture of their respective European institutional and industrial hygiene businesses.

Under the terms of the Amended and Restated Joint Venture Agreement dated June 26, 1991 (Joint Venture Agreement), Henkel and Ecolab have joint control over the activities of the Joint Venture. The Joint Venture Agreement also provides that both partners will share an equal economic interest in the profits or losses of the Joint Venture.

The financial statements are presented on a combined basis as each Joint Venture entity is owned beneficially by identical shareholders or their wholly owned subsidiaries. All significant intercompany or affiliated company accounts and transactions have been eliminated in combination. The Joint Venture's fiscal year end has been designated as November 30.

The financial statements are presented on the basis of generally accepted accounting principles in the United States.

FOREIGN CURRENCY TRANSLATION

The accounts of all foreign subsidiaries and affiliates are generally measured using local currency as the functional currency. For those operations, assets and liabilities are translated into German Marks at period-end exchange rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Net exchange gains or losses resulting from such translation are excluded from net earnings and accumulated in a separate component of combined equity. Gains and losses from foreign currency transactions are included in the related income statement category.

The Joint Venture enters into foreign currency forward contracts and options to hedge specific foreign currency exposures. Gains and losses on these contracts are deferred and recognized as part of the specific transaction hedged or included in other expenses, principally interest expense, net. The cash flows from such contracts are classified in the same category as the transaction hedged in the Combined Statement of Cash Flows.

CASH EQUIVALENTS

Cash equivalents are highly liquid investments with a maturity of three months or less when purchased. Interest income for the period totalled TDM 3,877 in 1994, TDM 4,976 in 1993 and TDM 7,684 in 1992.

INVENTORIES

Inventories are stated at the lower of cost or market. The method of determining cost varies between the First-in First-out method, and the average cost method.

INVESTMENT IN AFFILIATED COMPANY

Investment in the common stock of one affiliated company is accounted for by the equity method. The excess of cost of this affiliate over the Company's share of its net assets at the acquisition date is being amortized on a straight-line basis over 10 years.

The investment in an affiliated company consists of 33 percent of the common stock of Comac SpA, Verona. The unamortized portion of the excess of cost over the Joint Venture's share of net assets of Comac amounts to TDM 5,444 at November 30, 1994, TDM 6,192 at November 30, 1993 and TDM 6,943 at November 30, 1992 The market value of the investment cannot be determined.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at original cost. Merchandise equipment consists primarily of various systems for dispensing cleaning and sanitizing products. Depreciation and amortization are charged to operations using the straight-line and declining balance methods over the following estimated useful lives:

Buildings and improvements              8 to 40 years
Machinery and equipment                 3 to 20 years
Furniture, fixtures and equipment       3 to 16 years

Leasehold improvements are amortized over a period which is the lesser of the useful life of the asset or the remaining term of the associated lease. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to the assets retired are removed from the accounts and any gain or loss credited or charged to income.

INTANGIBLE ASSETS

Intangible assets primarily consist of amounts by which cost of acquisitions exceeded the values assigned to net tangible assets. These assets are amortized over their estimated lives, periods from 3 to 10 years. Total amortization of all intangible assets amounted to TDM 6,407, TDM 4,283 in 1993 and TDM 2,467 in 1992.

HENKEL-ECOLAB JOINT VENTURE


2. BALANCE SHEET INFORMATION



(Thousands)                                                        November 30,               November 30,            November 30,
                                                                       1994                       1993                      1992

Accounts Receivable, net
Accounts Receivable, Trade                                DM         274,179           DM       278,750          DM       273,080
Allowance for Doubtful Accounts                                       13,483                     12,451                     8,967
                                                             --------------------------------------------------------------------
                                                          DM         260,696           DM       266,299          DM       264,113
                                                                     -------                    -------                   -------
Inventories
Raw Materials                                             DM          36,777           DM        36,087          DM        24,519
Work in Process                                                       10,180                      9,931                     9,502
Finished Goods                                                       115,457                    106,970                    99,122
                                                             --------------------------------------------------------------------
    Total                                                 DM         162,414           DM       152,988          DM       133,143
                                                                     -------                    -------                   -------

Property, Plant and Equipment, net
Land                                                      DM           6,164           DM         6,130          DM         3,936
Buildings and Improvements                                            68,060                     61,235                    44,356
Machinery and Equipment                                              106,629                     95,150                    89,900
Merchandising Equipment, Furniture and Fixtures                      172,510                    151,039                   130,012
Construction in Progress                                               2,086                      6,117                     8,695
                                                             --------------------------------------------------------------------
                                                                     355,449                    319,671                   276,899
Accumulated Depreciation and Amortization                            201,612                    172,794                   155,317
                                                             --------------------------------------------------------------------
    Total                                                 DM         153,837           DM       146,877          DM       121,582
                                                                     -------                    -------                   -------

Intangible and Other Assets, net
Goodwill on Acquisitions prior to July 1,1991             DM          20,941           DM        20,941          DM        20,941
Goodwill on Acquisitions after July 1,1991                            13,500                      6,197                        --
Other Intangible Assets                                               10,811                      3,547                     1,674
                                                             --------------------------------------------------------------------
                                                                      45,252                     30,685                    22,615
Accumulated Depreciation                                              21,454                     15,439                    12,403
                                                             --------------------------------------------------------------------
     Total Intangible Assets, net                                     23,798                     15,246                    10,212
Other Assets, net                                                      3,020                      4,797                     5,300
                                                             --------------------------------------------------------------------
     Total                                                DM          26,818           DM        20,043          DM        15,512
                                                                     -------                    -------                   -------



3. RELATED PARTY TRANSACTIONS

The Joint Venture has entered into a variety of contractual arrangements, including those discussed in the following paragraphs for the supply of products, the performance of general and administrative services and the transfer of technology.

Certain Joint Venture entities purchase institutional and industrial hygiene products (primarily finished goods inventory) from Henkel and its subsidiaries under a variety of supply agreements. The terms of these agreements require these entities to purchase specified quantities as defined by an annual supply plan submitted to the related manufacturing facility. Product purchases are priced on the basis of costs incurred and amounted to TDM 259,882 in 1994, TDM 278,693 in 1993 and TDM 319,913 in 1992.

Henkel also provides certain Joint Venture entities with elective services which include, but are not limited to General Administration, Payroll Administration, Accounting, Research and Development. The cost of services are charged by Henkel on a monthly basis and may not reflect the costs which the Joint Venture would incur if it were necessary to procure such services from outside sources or if such services were performed internally by the Joint Venture. Fees paid by the Joint Venture in consideration for these services amounted to TDM 20,326 in 1994, TDM 23,353 in 1993 and TDM 34,063 in 1992.

Royalty payments are shared equally by both parent companies based upon a technology transfer agreement which provides for the payment of royalties as a percentage of third party sales. Royalty expense related to this technology transfer agreement amounted to TDM 31,874 in 1994, TDM 36,460 in 1993 and TDM 33,034 in 1992.

The Joint Venture has entered into agreements with Henkel under which the Joint Venture can both borrow from and lend to Henkel both on an over-draft basis and through short term loans of more than 3 months. There is currently no maximum level of borrowing specified under this agreement. The interest rate basis for both arrangements is the London Interbank Offering Rate (interest rate for German Marks overdrafts 5.75 % per November 30, 1994 and 5.32 % for 3 month short term German Marks loans per November 30, 1994); on overdrafts, approximately between 0.4 - 1.5 percentage point is paid to compensate Henkel for administration costs.

At November 30, 1994 the Joint Venture had borrowed TDM 63,810, from Henkel Group Companies, TDM 75,910 in 1993 and TDM 79,735 in 1992. The loans receivable from Henkel Group Companies had totalled TDM 38,140 in 1994, TDM 12,297 in 1993 and TDM 15,937 in 1992. The fair values of intercompany loans receivable and payable approximate book value.

Interest expense to related companies totalled TDM 6,304 in the year ended November 30, 1994, TDM 9,819 in 1993 and TDM 12,418 in 1992. Interest income from related companies amounted to TDM 1,989 for the year ended November 30, 1994, TDM 1,503 in 1993 and TDM 5,389 in 1992.

4. INCOME TAXES

The provision for income taxes totalled TDM 36,287, compared to November 30, 1993 TDM 35,966 and November 30, 1992 TDM 28,613. The net deferred taxes included in the provision for income taxes for 1994 were TDM 1,993 credit and for 1993 TDM 2,770 credit, whereas in prior years they were insignificant.

Effective December 1, 1992, the Joint Venture adopted the provisions of Statement of Financial Accounting Standards of No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 requires a change from the deferred to the asset and liability method of computing deferred income taxes. Under the asset and liability method, deferred income taxes are recognized to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

The cumulative effect of this change in accounting principle as of December 1, 1992 amounted to TDM 9,771. Prior years' financial statements were not restated.

The components of the Joint Venture's overall net deferred tax asset at November 30, 1994, at November 30, 1993 and at December 1, 1992 are as follows:


Deferred tax assets:                          November  November  December
                                              30, 1994  30, 1993  1, 1992
                                              --------  --------  -------
                                              TDM       TDM       TDM
Goodwill amortization                         2,213     6,226     5,923
Tax loss carryforwards                        5,614     5,744     4,774
Accruals, not permitted for
tax purposes                                  2,921     2,148     2,314
Inventory valuation                           1,345     1,084     2,295
Pension provision, not deductible             4,746     3,784     2,135
Intangible assets (other than
goodwill) amortization                        2,024       693     2,170
Differences in intercompany accounts            0         0       2,041
Fixed assets                                  4,853       0         0
Other                                         3,275     2,912     2,520
                                            --------  --------  -------

Total gross deferred tax assets              26,991    22,591    24,172
Valuation allowance                          (8,023)   (6,369)  (10,914)
                                            --------  --------  -------

Total deferred tax assets                    18,968    16,222    13,258
                                            --------  --------  -------

Deferred tax liabilities:

Depreciation on tangible assets              (3,547)   (2,578)  (2,062)
Other                                        (1,920)   (2,136)  (2,458)
                                            --------  --------  -------
Total deferred tax liabilities               (5,467)   (4,714)  (4,520)
                                            --------  --------  -------
Net deferred tax asset                       13,501    11,508    8,738
                                            --------  --------  -------
                                            --------  --------  -------

At November 30, 1994, the Joint Venture had net foreign operating loss carryforwards for tax purposes of approximately TDM 17,847 compared to November 30, 1993 to TDM 16,577 and compared to TDM 15,822 as at December 1, 1992. A significant portion of these losses have an indefinite carryforward period; the remaining losses have expiration dates up to five years. As of November 30, 1994 and 1993 the tax benefits of the loss carryforwards have been reserved 100% in Great Britain, 80% in Switzerland and 20% in Italy. As at December 1, 1992 all loss carryforwards had been reserved 100%. The changes in the valuation allowance were made due to turnarounds in the profitability of the Joint Venture companies in the respective countries.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Joint Venture will realize the benefits of these deductible differences, net of the existing valuation allowances at November 30, 1994.

A reconciliation of the statutory German trade tax and federal corporate income tax rate to the effective income tax rate was:


                                        1994      1993      1992
                                        ----      ----      ----
Statutory German rate                   44.4%     45.3%     48.7%
Other European rates                    (6.6)     (7.4)     (8.0)
Losses and deferred items
without offsetting tax benefits          3.6       5.0       7.7
Taxable deductions not
affecting pre-tax income                 0.0      (0.8)     (1.7)
Different tax base in Germany            3.8       3.8       2.0
Deferred taxes refundable to
parent                                   3.1       9.2       0.0
Change of valuation allowance            0.0      (6.4)      0.0
Other                                   (2.3)      5.6      (1.3)
                                        ----      ----      -----
Effective income tax rate               46.0%     54.3%     47.4%
                                        ----      ----      -----
                                        ----      ----      -----

The deferred taxes refundable to parent reflect the Joint Venture Agreement in which the partners also agreed that all tax benefits realized after the formation of the Joint Venture should be refunded to the respective parents if the benefits relate to temporary differences that originated in periods prior to the formation of the Joint Venture. The amount refundable in 1993 covers the period from July 1, 1991 to November 30, 1993.

In 1994, the tax payments were TDM 21,368, in 1993 TDM 29,846 and in 1992 TDM 17,949.

5. RETIREMENT PLANS

The Joint Venture's German entities have noncontributory defined benefit pension plans to provide pension benefits to substantially all eligible employees. Employees of countries outside of Germany participate in various local plans, principally contributory plans.

Benefits for the German plans are based upon salary and years of service. The funding of these pension plans is not a common practice as funding provides no economic (tax) benefit.

A summary of the components of net periodic pension cost for the German plans for the twelve months ended November 30, 1994, 1993 and 1992 follows (TDM):


                                        1994      1993      1992

Service cost - employee benefits        3,174     2,890     3,125
Interest cost                           4,952     4,258     3,958
Net amortization and deferral             546       546       546
                                        -----     -----     -----
Total pension expense                   8,672     7,694     7,629
                                        -----     -----     -----
                                        -----     -----     -----

The status of the employee pension benefit plans for Germany at November 30, 1994, 1993 and 1992 is summarized below (TDM):


Actuarial present value of:             1994      1993      1992
Vested benefit obligation               47,578    38,321    34,182

Non-vested accumulated
benefit obligation                       2,799     2,112     1,972
                                        ------    ------    ------
Accumulated benefit obligation          50,377    40,433    36,154
                                        ------    ------    ------
                                        ------    ------    ------

Projected benefit obligation            66,354    56,975    52,915
Unrecognized net transition
obligation                               8,246     8,790     9,335
Unrecognized net (gain)/loss               124      (942)    1,344
                                        ------    ------    ------
Unfunded accrued pension cost           57,984    49,127    42,236
                                        ------    ------    ------
                                        ------    ------    ------

The following assumptions have been used to develop net periodic pension expense and the actuarial present value of projected benefit obligations:


                                   1994      1993      1992
Assumed discount rate              7.5 %     7.5 %     7.5 %

Rate of increase in future
compensation levels                4.5 %     5.0 %     5.0 %


The Joint Venture also sponsors other defined benefit plans, defined contribution plans and participation in government-sponsored programs in certain European countries. Expenses under these plans amounted to approximately TDM 13,433 for the twelve months ended November 30, 1994, TDM 12,863 in 1993 and TDM 5,748 in 1992.

Other Joint Venture-specific savings plans, post-retirement and post-employment benefit plans requiring contribution by the Joint Venture are not material.

6. TOTAL INDEBTEDNESS


Short Term Debt

As of November 30, 1994 short term debt totalled TDM 19,256 compared to November 30, 1993 TDM 45,505 and compared to November 30, 1992 TDM 37,226, generally in overdraft facilities with interest rates based on local money market rates. As of November 30, 1994 the three main balances are in Italian Lira in the equivalent amount of TDM 5,433 at an interest rate of 8.5 % p.a., in Spanish Peseta in the equivalent amount of TDM 2,414 at an interest rate of 5.45 % p.a. and in French Franc in the equivalent amount of TDM 2,410 at an interest rate of 5.72 % p.a..


Long term debt


                                   1994      1993      1992
                                   --------  --------  --------
                                   TDM       TDM       TDM
Notes                              7,248     7,886     9,870
Less current maturities              727       796       581
                                   -----     -----     -----
Total                              6,521     7,090     9,289
                                   -----     -----     -----
                                   -----     -----     -----


Of the total long term debt amount, the equivalent of TDM 6,454 is borrowed in Danish Krona at an average interest rate of 10.19 % p.a.. As of November 30, 1994, the aggregate annual maturities of long-term debt for the next five years were:

1995 - TDM 727                1996 - TDM   705
1997 - TDM 638                1998 - TDM   638
1999 - TDM 638          after 1999 - TDM 3,902

Interest expense related to all debt was TDM 4,584 in 1994, compared to November 30, 1993 TDM 6,700 and compared to November 30, 1992 TDM 13,479. No significant differences existed between interest expense and interest paid.

The fair value of short and long term debt approximates the book value.

7. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Joint Venture operates internationally, giving rise to exposure to market risks from changes in interest rates and foreign exchange rates. Derivative financial instruments are utilized by the Joint Venture to reduce certain of these risks, as explained in this note. The Joint Venture does not hold or issue financial instruments for trading purposes. The Joint Venture is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings.

a) Notional Amounts and Credit Exposures of Derivatives

The notional amounts of derivatives summarized in section b) do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Joint Venture through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate to exchange rates.

b) Foreign Exchange Risk Management

The Joint Venture enters into various types of foreign exchange contracts in managing its foreign exchange risk, as indicated in the following table (TDM):


                              November 30,1994
                             ----------------------
                             Notional      Credit
                             Amount        Exposure
                             -------       --------
Forwards                      30,753          203
Options purchased              3,142          131
                             -------        -----
                              33,895          334
                             -------        -----
                             -------        -----

The primary purpose of foreign exchange contracts is to hedge various intercompany loans. The Joint Venture also enters to a limited extent into forward exchange contracts and options to hedge certain existing and anticipated future net foreign exchange exposures. The anticipated future foreign exchange exposure of the Joint Venture is the total of the net balances of all known and planned incoming and outgoing payments of the Joint Venture's companies in foreign currencies during a 12 months time horizon.
The table below summarizes by major currency the contractual amounts of the Joint Venture's forward exchange and option contracts in German Marks. Foreign currency amounts are translated at rates current at the reporting date. The "buy" amounts represent the German Marks equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the German Marks equivalent of commitments to sell foreign currencies (TDM):


                                                          1994
                                                   ----------------
                                                      Buy      Sell
Italian Lira / US-Dollar                             11,044   10,739
Danish Krona                                          8,170    7,997
Pound Sterling                                        7,319    7,364
Greek Drachme / French Franc                          3,148    3,248
US-Dollar                                             3,142    3,000
Portuguese Escudo                                       677      685
Swedish Krona                                           395      367
                                                     ------   ------
                                                     33,895   33,400
                                                     ------   ------
                                                     ------   ------

c) Fair Value of Off Balance Sheet Financial Instruments

The following table presents the carrying amounts and fair values of the Joint Venture's off balance sheet financial instruments at November 30, 1994. The fair value is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale
(TDM):


                                                               1994
                                                       -----------------
                                                       Carrying     Fair
                                                       Amount      Value
                                                       ------      -----
Derivatives                                                  0       334

8. RESEARCH EXPENDITURES

Research expenditures which relate to the development of new products and processes, including significant improvements and refinements to existing products, were DM 34.1 million in 1994, DM 28.3 million in 1993 and DM 32.9 million in 1992.

9. COMMITMENTS AND CONTINGENCIES

The Joint Venture has a number of operating lease agreements primarily involving motor vehicles, computer and other office equipment. The following is a schedule by year of the future minimum lease payments required under the operating leases that have initial or remaining noncancellable lease terms in excess of one year as of November 30, 1994 (TDM):

               1995           15,632
               1996           11,091
               1997            3,020
               1998            1,092
               1999              741
               thereafter      1,455
                              ------
               Total          33,031
                             -------
                             -------

Rent expense for the twelve month period ended November 30, 1994, was approximately TDM 16,372, compared to November 30, 1993 approximately TDM 13,415 and compared to November 30, 1992 approximately TDM 10,341.

The Joint Venture is subject to lawsuits and claims arising out of the conduct of its business, including those relating to commercial transactions and environmental safety. As an integral part of the Joint Venture agreement, Henkel and Ecolab have provided certain representations and warranties against future expenditures arising from operations prior to July 1, 1991.

A subsidiary of the Joint Venture is named in an environmental legal action related to the conduct of its business prior to the formation of the Joint Venture on July 1, 1991. Based on the facts currently known to the Joint Venture, and after consultation with Legal Counsel, management believes that the Joint Venture is indemnified against any potential liability arising from such action under the terms and conditions of the Amended and Restated Umbrella Agreement dated June 26, 1991, by and between Henkel and Ecolab.

Therefore, the Joint Venture does not expect material adverse effects on its financial position, results of operations or liquidity from the outcome of these losses and claims.

The Joint Venture's customers are concentrated in Europe and operate in the industrial and institutional hygiene business. No single customer accounted for a significant amount of the Joint Venture's sales in 1994, 1993 and 1992, and there were no significant accounts receivable from a single customer at November 30, 1994, 1993 and 1992. The Joint Venture establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

HENKEL-ECOLAB JOINT VENTURE


Schedule I - Valuation and Qualifying Accounts and Reserves
         (Thousands)

- ------------------------------------------------------------------------------
      Description             Balance,   Additions   Deductions   Balance,
                              Beg. of       (a)         from      Close of
                               Period                 Reserve      Period
                                                        (b)
- ------------------------------------------------------------------------------
  Period Ended
  November 30, 1992
  Allowance for           DM      7,527       2,880       1,440       8,967
    doubtful
    Accounts
                            ------------------------------------------------
                          DM      7,527       2,880       1,440       8,967
                            ================================================

  Period Ended
  November 30, 1993

  Allowance for           DM      8,967       6,616       3,132      12,451
    doubtful
    Accounts
                           ------------------------------------------------
                          DM      8,967       6,616       3,132      12,451
                           ================================================

  Period Ended
  November 30, 1994

  Allowance for           DM     12,451       5,245       4,213      13,483
    doubtful
    Accounts
                            ------------------------------------------------
                          DM     12,451       5,245       4,213      13,483
                            ================================================

(a) Provision for doubtful accounts
     (charged to expenses)

(b)  Items determined to be uncollectible,
      less recovery of amounts previously written off.

HENKEL-ECOLAB  JOINT VENTURE

  Schedule II - Property, Plant, and Equipment
               (Thousands)

- -----------------------------------------------------------------------------------------

      Classification        Balance,   Additions   Retirement    Reclass-      Balance,
                            Beg. of        at          or       ification/     Close of
                             Period       Cost       Sales      Translation     Period
                                                                Adjustment
- -----------------------------------------------------------------------------------------
Period Ended
  November 30, 1992

  Land                  DM      3,634         519          91           (126)      3,936

  Buildings and                42,374       2,159         210             33      44,356
    Improvements

  Machinery and                77,679      19,119       4,447         (2,451)     89,900
    Equipment

  Merchandising Equipment,    114,669      31,306       9,505         (6,458)    130,012
    Furniture and Fixtures

Construction in Progress        3,258       6,687         168         (1,082)      8,695
                          ---------------------------------------------------------------
                        DM    241,614      59,790      14,421        (10,084)    276,899
                          ===============================================================

Period Ended
  November 30, 1993

  Land                  DM      3,936       2,391           0           (197)      6,130

  Buildings and                44,356      18,071       1,895            703      61,235
    Improvements

  Machinery and                89,900      11,213       5,194           (769)     95,150
    Equipment

  Merchandising Equipment,    130,012      32,069      11,601            559     151,039
    Furniture and Fixtures

  Construction in Progress      8,695       2,539         172         (4,945)      6,117
                          ---------------------------------------------------------------
                        DM    276,899      66,283      18,862         (4,649)    319,671
                          ===============================================================

Period Ended
  November 30, 1994

  Land                  DM      6,130          74           0            (40)      6,164

  Buildings and                61,235       4,282         315          2,858      68,060
    Improvements

  Machinery and                95,150      10,273       1,251          2,457     106,629
    Equipment

  Merchandising Equipment,    151,039      34,220      13,721            972     172,510
    Furniture and Fixtures

  Construction in Progress      6,117       3,303         346         (6,988)      2,086
                          ---------------------------------------------------------------
                        DM    319,671      52,152      15,633           (741)    355,449
                          ===============================================================

HENKEL-ECOLAB  JOINT VENTURE

  Schedule III - Accumulated Depreciation and Amortization of Property, Plant,
                  and  Equipment
              (Thousands)



- ---------------------------------------------------------------------------------------------
                               Balance,   Additions   Retirement   Reclass-    Balance,
    Classification             Beg. of    Charged to      or      ification/   Close of
                                Period    Costs and     Sales    Translation    Period
                                           Expenses               Adjustment
- ---------------------------------------------------------------------------------------------


Period Ended
     November 30, 1992

Land                                388          72           0          (2)        458

Buildings and                    18,072       2,636          82         (64)     20,562
   Improvements

Machinery and                    44,846       9,976       4,302      (1,647)     48,873
   Equipment

Merchandising Equipment,         75,916      21,522       7,464      (4,550)     85,424
   Furniture and Fixtures
                            ------------------------------------------------------------
                          DM    139,222      34,206      11,848      (6,263)    155,317
                            ============================================================

Period Ended
     November 30, 1993


Land                                458          81           0         (21)        518

Buildings and                    20,562       3,624       1,686        (120)     22,380
   Improvements

Machinery and                    48,873       9,983       4,418      (1,261)     53,177
   Equipment

Merchandising Equipment,         85,424      22,129      10,154        (680)     96,719
   Furniture and Fixtures
                            ------------------------------------------------------------
                          DM    155,317      35,817      16,258      (2,082)    172,794
                            ============================================================

Period Ended
     November 30, 1994


Land                                518          86           0           2         606

Buildings and                    22,380       3,887         168         114      26,213
   Improvements

Machinery and                    53,177       9,784       1,037         612      62,536
   Equipment

Merchandising Equipment,         96,719      25,042      10,145         641     112,257
   Furniture and Fixtures
                            ------------------------------------------------------------
                          DM    172,794      38,799      11,350       1,369     201,612
                            ============================================================

                                   Ecolab Inc.

                              FINANCIAL DISCUSSION

                          YEAR ENDED DECEMBER 31, 1994




The following discussion and analysis provides information which management believes is useful in understanding the company's operating and cash flow results and its financial condition. The discussion should be read in conjunction with the consolidated financial statements and related notes. All amounts have been restated for the pooling of interests treatment of the company's merger with Kay Chemical Company.

1994 OVERVIEW
Ecolab followed a very strong performance in 1993 with another very successful year in 1994. During 1994, Ecolab posted record financial results and made significant accomplishments in several key areas; these included:

- -    Consolidated net sales increased 10 percent to a record $1.2 billion.

- -    Consolidated after-tax income from ongoing operations also reached record levels. Net income was a record $85 million, or $1.25 per share. On a pro forma basis, net income of $90 million, or $1.34 per share increased 12% over 1993.

- -    Cash provided by continuing operations reached a record level of $154 million for 1994. Due to continued strong operating cash flows, the company's cash levels increased significantly during 1994 and total debt was reduced to its lowest level since 1986. In addition, total debt to capitalization1 decreased to 24% at year-end 1994 and was at its lowest level in the past 10 years. As a result, Ecolab's debt rating continued to be rated "A-" by Standard and Poor's and the company maintained its long-term financial objective of an investment grade balance sheet.

- -    The return on beginning shareholders' equity for 1994 was 22 percent.  This is the third consecutive year that the company has exceeded its long-term financial objective of obtaining a 20 percent return on beginning shareholders' equity.

- -    As a result of its continued financial success, the company increased its annual dividend rate for the third consecutive year. The annual dividend rate was increased by 14 percent to $0.50 per common share. The company has paid dividends on its common stock for 58 consecutive years.

- -    In December 1994, the company completed a merger with Kay Chemical Company and affiliates (Kay) of Greensboro, North Carolina. Kay is the leading manufacturer and marketer of high performance cleaning and sanitizing products to the quick-service, or fast food market. Kay has established solid relationships with a number of the industry leaders. Ecolab issued approximately 4.5 million shares of its common stock in exchange for all of the outstanding common stock of Kay. The merger has been accounted for as a pooling of interests and, accordingly, the company's consolidated financial statements have been restated to include the accounts and operations of Kay for all periods.

- -    During the fourth quarter of 1994, the company made its initial commitment to the water care market with the acquisition of Industrial Maintenance Corporation, a manufacturer and marketer of water treatment products and services. The company expects to further broaden its water care operations through additional acquisitions in the future.


OPERATING RESULTS

CONSOLIDATED

(thousands, except per share)         1994           1993              1992
- ---------------------------------------------------------------------------
Net sales                          $1,207,614     $1,102,396     $1,057,634

Operating income                   $  136,964     $  129,451     $  125,614

Net income
  As reported                      $   84,562     $   83,487     $   71,488
  Merger costs and
    expenses                            6,900
  Kay net deferred
    tax liability                       1,300
  Kay Subchapter S
    status                             (2,298)        (2,667)        (2,797)
                                   ----------     ----------     ----------
  Pro forma                        $   90,464     $   80,820     $   68,691
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------
Net income per share
  As reported                      $     1.25     $     1.24     $     1.06
  Pro forma                        $     1.34     $     1.20     $     1.02

Consolidated net sales were $1.2 billion in 1994 and increased 10 percent over net sales of $1.1 billion in 1993. Both the company's United States and International operations contributed to this increase. Net sales in 1994 benefited from new product introductions, an increased sales and service force, competitive gains and the general economic recovery in the hospitality and lodging industries.

     Consolidated operating income increased 6 percent to $137 million in 1994 from $129 million in 1993. This increase reflected improved performance by both the company's United States and International operations, with solid growth in the U.S. Institutional business and double digit growth in the U.S. Pest Elimination and Janitorial businesses and in International's Asia Pacific operations. Operating income for both years was affected by one-time transactions. Operating income for 1994 includes $8 million of one-time merger costs and expenses related to the Kay transaction. In 1993, operating income was negatively affected by a net charge from restructuring manufacturing operations, environmental costs related to former manufacturing operations and the sale of a U.S. and an International business. These transactions reduced operating income for 1993 by approximately $8 million. Excluding these transactions, operating income margins were 12.0 percent in 1994 compared with 12.4 percent in 1993.

  On a reported basis, net income for 1994 was $85 million, or $1.25 per share, compared to net income of $83 million, or $1.24 per share, in 1993. The table above also presents net income on the pro forma basis on which it will be reported in the future. The pro forma adjustments include:


- -    The after-tax effect of merger costs and expenses related to the Kay transaction.

- -    Income tax expense incurred to record a deferred tax liability to reflect
     Kay's future net taxable temporary differences upon its merger with Ecolab.

- -    Income tax expense adjustments related to the loss of Kay's Subchapter S income tax status. Prior to the merger, Kay was a Subchapter S Corporation for federal income tax purposes and therefore did not pay U.S. income taxes. Effective with the merger, Kay will be included in the company's U.S. federal income tax return and, therefore, income tax expense will no longer reflect the Subchapter S related tax benefit in future periods.

     On a pro forma basis, net income for 1994 was $90 million, or $1.34 per share and increased 12 percent over net income of $81 million, or $1.20 per share in 1993. In addition to a strong operating income performance, net income benefited from a significant reduction in net interest expense and increased equity in earnings of the Henkel-Ecolab joint venture in 1994. These benefits were partially offset by an increase in the overall effective income tax rate. The comparison of net income also benefited from the effect of one-time transactions which reduced net income in 1993 by approximately $2 million.

1993 COMPARED WITH 1992
Consolidated net sales were $1.1 billion in 1993 and increased 4 percent over net sales for 1992. The comparison of net sales was negatively affected by the sale of the company's G.H. Wood janitorial distribution business in the first quarter of 1993. Excluding the sales of the G.H. Wood operations, consolidated net sales for 1993 increased 7 percent over 1992 with both the company's United Stated and International operations contributing to this sales increase.

     Consolidated operating income for 1993 was $129 million, an increase of 3 percent over operating income of $126 million in 1992. This increase reflected improved performance by both the company's United States and International operations with particularly strong growth in the U.S. Pest Elimination and Janitorial businesses and in International's Asia Pacific region. Operating income margins were 11.7 percent for 1993, and decreased slightly from operating income margins of 11.9 percent for 1992. The benefits of favorable raw material costs, favorable product mix and continued cost controls were offset by increased investments in sales and service personnel and the charge for manufacturing restructuring, environmental compliance costs and the sale of two businesses.

     Net income increased 17 percent to $83 million, or $1.24 per share in 1993 from $71 million, or $1.06 per share in 1992. A substantial reduction in net interest expense in 1993 contributed significantly to this profit improvement. The overall effective income tax rate, which was virtually unchanged from 1992, and the equity in earnings of the Henkel-Ecolab joint venture, which was down modestly from the prior year, were not significant factors in the improvement in income.

UNITED STATES

(thousands)                            1994           1993             1992
- ---------------------------------------------------------------------------
Net sales                            $942,070       $867,415       $816,405

Operating income                     $134,510       $124,281       $123,289

Percent of sales                        14.3%          14.3%          15.1%

United Stated sales totaled $942 million in 1994 and increased 9 percent over net sales of $867 million in 1993. All divisions contributed to this increase. Sales of the U.S. Institutional Division for 1994 increased 8 percent over the prior year. During 1994, Institutional had strong sales in all product lines with excellent growth in warewashing sales, which is its most significant product line, and exceptional growth in its Ecotemp program and the specialty products group. Institutional revenue growth was due to sales of new products, significant new customer business, retention of key customers, increased product volumes, a larger sales and service force and the benefits from improved market conditions in the hospitality and lodging industries during 1994. Institutional sales growth was due entirely to increased unit
volume and favorable product mix.   Pest Elimination Division sales for 1994
increased 15 percent over 1993. Pest Elimination's sales growth reflected new customer business added by leveraging off the Institutional and Klenzade Divisions' customer bases and to the retention of key customers and new product and service offerings. Sales of the Textile Care Division increased 12 percent over 1993. Textile Care's sales growth was due to additional sales related to an acquisition in December 1993 and to strong sales in the health care and shirt laundry markets. Unit volume growth and favorable product mix accounted for approximately 90 percent of Textile Care's sales growth. The Janitorial Division reported sales growth of 22 percent for 1994. Janitorial's sales growth was principally due to new product introductions and the exceptional growth of its Signature Label program, which added substantial business with the wholesale club market. Virtually all of Janitorial's sales growth was due to unit volume growth and favorable product mix. Klenzade Division sales for 1994 increased 5 percent over the prior year. Klenzade sales growth was due to new product introductions and successful growth in the food processing and dairy plant markets. Unit volume growth and favorable product mix accounted for approximately 90 percent of Klenzade's sales growth. Kay's United States operations reported sales growth of 6 percent for 1994, primarily due to the growth of the large fast food chains which Kay serves.

     Operating income for the company's United States operations totaled $135 million and increased 8 percent over operating income of $124 million in 1993. Operating income margins were 14.3 percent for 1994 and were unchanged from the prior year. The improvement in operating income was primarily due to continued growth of the Institutional business and double-digit gains from the Pest Elimination and Janitorial Divisions. United States operating income performance reflected strong sales, improved product mix and the effects of continued cost controls, which were partially offset by the effect of continued investments in the sales and service force. The United States business has continued to expand its sales and service force and invest in training, development and customer quality programs to improve productivity and service to its customers. In 1994, the company added approximately 150 new U.S. sales and service personnel compared to additions of approximately 300 in 1993 and 100 in 1992. Operating income improvements in 1994 included a modest benefit from favorable raw material costs. While raw material costs have begun to increase, the company is continually focusing on managing the impact of future raw material cost increases so they will not have a significant impact on overall operating results. Operating income comparisons also benefited due to the charges which were included in 1993 for unusual transactions. Operating income in 1993 included a net charge for manufacturing restructuring and environmental compliance costs which were partially offset by a gain on the sale of the Textile Care Division's fashion processing business.

1993 COMPARED WITH 1992
United States sales for 1993 were $867 million, an increase of 6 percent over net sales for 1992. All divisions contributed to this sales increase. Institutional Division sales increased 5 percent due to new product introductions, retention of key customers, increased product volumes and a moderate economic improvement in the hospitality and lodging industries. Pest Elimination reported sales growth of 14 percent due to its continued success in focusing on large national and regional accounts and to retention of key customers and new product and service introductions. Textile Care Division sales increased 8 percent over the prior year. The sales improvement was due to focusing on specific market segments, advancements in applying solid products technology and to the introduction of new products and dispensing systems. The Janitorial Division reported sales growth of 10 percent due to new product introductions, success with new distributors and large national accounts and double-digit growth in sales to the wholesale club market. Klenzade Division sales for 1993 increased 7 percent due to new product introductions and continued success in the dairy plant and food and beverage processing markets. Kay's United States sales increased 10 percent due to the annualized effect of major new customers obtained in 1992 and to the growth of the businesses of its established customers.

     United States operating income for 1993 totaled $124 million, an increase of 1 percent over operating income of $123 million in 1992. Operating income margins for the United States business decreased from 15.1 percent in 1992 to
14.3 percent
in 1993. The benefits of favorable raw material costs, improved product volume, favorable product mix and the effects of continued cost controls were offset by the affect of increased investments in sales and service personnel and the charge for manufacturing restructuring and environmental compliance costs. Operating income in 1993 also included the gain on the sale of the Textile Care fashion processing business.

INTERNATIONAL

(thousands)                            1994           1993             1992
- ---------------------------------------------------------------------------
Net sales                            $265,544       $234,981       $241,229

Operating income                     $ 14,838       $  9,420       $  8,851

Percent of sales                         5.6%           4.0%           3.7%

The company's International business consists of Canadian, Asia Pacific and Latin American operations, and the international operations of Kay. Net sales of International operations totaled $266 million in 1994, which represented an increase of 13 percent over sales of $235 million in 1993. The effects of currency translation did not have a significant impact on overall International sales growth. Asia Pacific, International's largest operation, reported sales growth of 13 percent for 1994. Asia Pacific sales benefited from double-digit sales gains in the East Asia region and excellent sales growth in Japan, New Zealand and China. Asia Pacific's growth included strong performance in its Institutional and Klenzade markets which was due to new product introductions and a continued focus on corporate accounts. Sales growth in the Latin American region increased 6 percent over 1993. Results for the Latin American region reflected significantly improved results in Brazil, good growth in Mexico and double-digit growth in Argentina. These improvements reflected the benefits of management changes which the company made in the region in late 1993 and early 1994 and an improved economic environment in Brazil. Sales growth in the Latin American region included double-digit growth in Klenzade sales and modest growth in sales to the Institutional markets. Sales of the company's Canadian operations increased 22 percent during 1994. Canada reported good growth in its Institutional business and double-digit increases in the sales of its Klenzade, Textile Care and Janitorial businesses. The sales improvements in Canada were due to additional sales related to a December 1993 acquisition, new product introductions and improved economic conditions in Canada. Sales of Kay's international operations increased 42 percent during 1994. Kay's operations are relatively new within international markets and growth is principally due to expanding service to all of the various locations in which their existing customers operate.

     International operating income totaled $15 million in 1994, an increase of 58 percent over operating income of $9 million in 1993. Operating income margins were 5.6 percent compared with operating income margins of 4.0 percent in 1993. Operating income comparisons were favorably affected by the first quarter 1993 sale of the company's G.H. Wood janitorial distribution business in Canada. Excluding the loss on the sale of these operations from 1993's operating income, International's operating income for 1994 increased by 14 percent over 1993. This improvement in operating income was due to double-digit operating income growth in Asia Pacific and Kay's international operations and to modest growth in Canada, which was partially offset by decreased operating income in the Latin American region. Latin America's operations included investments in management and the sales and service force and a $1 million one-time charge in the second quarter of 1994 due to the new economic program and monetary plan in Brazil. The recent devaluation of the Mexican Peso occurred after International's November 30, 1994 year end and is not expected to have a significant impact on the company's overall International operations during 1995.

     Operating income margins of the company's International operations are substantially less than the operating income margins realized for the company's United States operations. The lower International margins are due to the difference in scale of International operations, where operating locations are smaller in size, and to the additional costs of operating in numerous and diverse foreign jurisdictions. Proportionately larger investments in sales and administrative personnel are also necessary in order to facilitate growth of International operations.

1993 COMPARED WITH 1992
International revenues for 1993 of $235 million decreased 3 percent from revenues of $241 million in 1992. This decrease in sales was due to the inclusion of only one month of sales of the Canadian G.H. Wood janitorial distribution business due to the sale of these operations in the first quarter of 1993. Excluding the G.H. Wood operations, sales of International operations for 1993 increased 10 percent over 1992. The effects of currency translation did not have a significant impact on overall International sales growth. The Asia Pacific region reported sales growth of 9 percent, which included double-digit sales gains in China and the East Asia region and modest sales growth in Japan. Latin American sales for 1993 increased 8 percent over 1992. Sales in Mexico grew at double-digit rates for 1993, while sales in Brazil were down slightly from the prior year. Excluding the G.H. Wood operations, sales of the company's Canadian operations decreased 2 percent during 1993, reflecting the unfavorable effects of currency translation and the recession in Canada. Sales of Kay's international operations for 1993 increased 90% over the prior year. This rapid growth was primarily due to Kay being in the early stages of expanding service to existing customers in the various international locations in which they operate.

     International operating income totaled $9 million for 1993 and increased 6 percent over the prior year. Operating income margins for the company's International business were 4.0 percent in 1993 compared with operating income margins of 3.7 percent in 1992. Operating income comparisons were affected by the first quarter 1993 sale of the G.H. Wood janitorial distribution business in Canada. Excluding the 1993 loss on sale of these operations and operating losses from 1992, International's operating income for 1993 increased 4 percent over 1992. Double-digit operating income improvements in Asia Pacific were partially offset by slightly decreased operating income in Latin America due largely to sales and marketing investments and to inventory and bad debt charges of the company's business operations in Central America. Operating income of Canada's operations decreased slightly due to currency rate changes. The international operating income of Kay for 1993 was virtually unchanged from the prior year as rapid sales growth was offset by costs necessary to establish a network to serve international markets.

HENKEL-ECOLAB JOINT VENTURE
The company operates institutional and industrial cleaning and sanitizing businesses in Europe through its 50 percent economic interest in the Henkel-Ecolab joint venture. The company includes the operations of the Henkel-Ecolab joint venture in its financial statements using the equity method of accounting. The company's equity in earnings of the joint venture, including royalty income and after deduction of intangible amortization, was $11 million in 1994, a substantial increase compared with the company's equity in earnings of $8 million in 1993. Operating results for 1994's fourth quarter and fiscal year included a $1 million benefit of a rebate under a manufacturing supply agreement. The improvement in operating results also reflected product mix improvements and the cost containment efforts of the joint venture. These benefits were partially offset by sluggish sales and investments made in 1994 related to system enhancements and minor organizational changes. The joint venture's revenues, although not consolidated in Ecolab's financial statements, totaled $777 million for 1994, a 2 percent increase over joint venture revenues of $758 million in 1993. Joint venture revenues in both 1994 and 1993 benefited from the introduction of several new products, including the transfer of Ecolab products to Europe.

1993 COMPARED WITH 1992
The company's equity in earnings of the Henkel-Ecolab joint venture was $8 million in 1993, a 5 percent decrease from 1992. Joint venture revenues for 1993 of $758 million decreased 8 percent from joint venture revenues of $821 million in 1992. Operating results of the joint venture reflected the difficult economic conditions in Germany and the other major regions of Europe in which the joint venture operates and the negative effects of currency rate changes. During 1993, the joint venture continued the consolidation of manufacturing operations into its own plants and the consolidation of administrative activities.

CORPORATE
Corporate operating expense was $12 million in 1994 compared with $4 million in 1993. Corporate operating expense includes overhead costs directly related to the joint venture. In addition, 1994 also included $8 million of merger costs and expenses which were incurred as a result of the merger with Kay.

     Corporate operating expense for 1993 was $4 million, a significant decrease from expense of $7 million in 1992. In addition to overhead costs related to the joint venture, corporate operating expense in 1992 also included similar expenses previously related to a discontinued business. Corporate overhead costs related to the discontinued business decreased after its sale in 1992 due to reduction in administrative functions and reorganizations of those areas that previously supported this business.

INTEREST AND INCOME TAXES
Net interest expense for 1994 was $13 million, a significant decrease from net interest expense of $21 million in 1993. This reduction in net interest expense made a significant contribution to the company's income improvement for 1994. The reduction was due to the early retirement of $75 million of the company's 10.375 percent debentures in July of 1993 and reduced borrowings under the Multicurrency Credit Agreement during 1994. Net interest expense for 1993 of $21 million also decreased significantly from net interest expense of $35 million in 1992. This reduction in net interest expense was due to a significant reduction in debt during the second half of 1992 and throughout 1993.

     The annual effective income tax rate was 40.7 percent in 1994, compared with 30.9 percent in 1993 and 30.3 percent in 1992. The increase in the effective income tax rate in 1994 was principally due to the nondeductibility of a major portion of the merger costs and expenses due to Kay's Subchapter S income tax status, and to income tax expense incurred to record a net deferred tax liability to reflect Kay's future net taxable temporary differences upon its merger with Ecolab. The increase in the 1994 effective income tax rate also reflected a higher overall effective rate on earnings of International operations, reduced income tax benefits from the company's operations in Puerto Rico and the effects of higher levels of pre-tax income. During 1993, the effective income tax rate reflected tax benefits associated with the sales of the G.H. Wood operation and the Textile Care fashion processing business. However, these benefits were substantially offset by the effects of higher levels of pre-tax income, a higher overall effective rate on earnings of ongoing International operations, reduced income tax benefits from the company's operations in Puerto Rico and the impact of the increase in the enacted U.S. federal income tax rate on 1993's earnings.

     The effective income tax rate for all periods reflects Kay's favorable income tax status as a Subchapter S Corporation for income tax purposes prior to the December 1994 merger with Ecolab. Effective with the merger, Kay will be included in the company's U.S. federal income tax return and, therefore, income tax expense will no longer reflect the Subchapter S related tax benefit in future periods. The pro forma effects of this change in income tax status are included in the discussion of consolidated operating results above, and in note 5 of the notes to consolidated financial statements.

     As a result of tax losses on the disposition of a discontinued business, U.S. federal income tax payments were reduced by approximately $15 million in 1994, $25 million in 1993 and $15 million in

1992. However, pending final acceptance of the company's treatment of the losses, no income tax benefit has been recognized for financial reporting purposes. Additional reductions in U.S. federal income tax payments are not expected to be significant.

FINANCIAL POSITION, CASH FLOWS
AND LIQUIDITY


FINANCIAL POSITION
The company's balance sheet improved throughout 1993 and 1994. These improvements are a result of management's focus on improving the balance sheet in an effort to maintain one of its long-term financial objectives of an investment grade balance sheet. This objective was achieved in 1993 when the company's debt rating was raised to an "A-" by Standard and Poor's, and this rating was maintained throughout 1994. Significant changes to the company's balance sheet during 1994 and 1993 included the following:

- -    Total debt decreased by $4 million during 1994 after a significant decrease of $85 million during 1993. The ratio of total debt to capitalization decreased to 24 percent at year-end 1994 from 28 percent at year-end 1993 and 40 percent at year-end 1992. In addition to reduced debt levels, the improved total debt to capitalization ratios reflect increased shareholders' equity due to strong earnings performances.

- -    Working capital levels increased to $148 million at year-end 1994 from $110 million at year-end 1993 and $72 million at year-end 1992. The working capital increase during 1994 included a significant increase in cash and cash equivalents, as a result of strong cash flows, and increased inventory levels to more efficiently meet local sales requirements.

- -    Total assets at December 31, 1994 and 1993 included approximately $50 million of net deferred tax assets as a result of the adoption of the new accounting standard for income taxes in the first quarter of 1993. The increases in other noncurrent liabilities in 1994 and 1993 were also related to this accounting change and to the substantial increases in income taxes payable during 1994 and 1993 due to the reduction in U.S. federal income tax payments as a result of tax losses on the disposition of a discontinued business.

- -    Changes in the company's investment in Henkel-Ecolab joint venture are principally due to currency rate changes.

CASH FLOWS
Cash provided by continuing operating activities totaled $154 million in 1994, $151 million in 1993 and $130 million in 1992. These strong operating cash flows were due in large part to strong earnings growth. Cash provided by continuing operating activities for 1994 also included a one-time benefit from the receipt of an $18 million income tax refund related to prior years.

     Cash provided by discontinued operations included a reduction in income tax payments as a result of the loss on the disposition of a discontinued business. Cash used for discontinued operations in 1992 also included cash required to fund the discontinued operation prior to its disposition in May 1992.

     Cash flows used for capital expenditures were $88 million in 1994, $68 million in 1993 and $60 million in 1992. Worldwide additions of merchandising equipment, primarily cleaning and sanitizing product dispensers, accounted for approximately 70 percent of each year's capital expenditures. Investing activities in 1992 included $94 million of cash flows related to discontinued operations. This represented $107 million of proceeds from the sale of a discontinued business, net of costs incurred related to the sale. The net proceeds from the sale were used to reduce debt.

     Total debt was $147 million at December 31, 1994, compared with total debt levels of $151 million at year-end 1993 and $237 million at year-end 1992. Cash provided by operating activities was used to reduce debt under the company's Multicurrency Credit Agreement during 1994, as well as to fund dividends, the reacquisition of shares of the company's common stock under the systematic share repurchase program and Kay shareholder distributions. Cash provided by operating activities and proceeds from the sale of a discontinued business were used to reduce debt levels during 1992 and 1993. During 1993, the company provided for the early retirement of the remaining $75 million of its 10.375
percent debentures.   In 1992, the company provided for the early retirement of
$50 million of these debentures in connection with the sale of its discontinued business, as well as the reduction of borrowings under the Facilities Agreement and the scheduled maturity of its $48 million, 9.35 percent note.

     In 1994, the company increased its annual dividend rate for the third consecutive year. The company has paid dividends on its common stock for 58 consecutive years. Cash dividends declared on common stock, by quarter, for each of the last three years was as follows:

                             First    Second     Third     Fourth
                            Quarter   Quarter   Quarter   Quarter      Year
                            -------   -------   -------   -------  --------
1994                        $0.11     $0.11     $0.11     $0.125    $0.455

1993                         0.095     0.095     0.095     0.11      0.395

1992                         0.0875    0.0875    0.0875    0.095     0.3575

LIQUIDITY
The company maintains a $150 million committed line of credit for general corporate financing needs. The company also has an established commercial paper program, supported by the committed line of credit, to minimize the cost of its short-term borrowings. The company believes its existing cash balances, cash generated by operating activities, including cash flows from the joint venture, and available credit are adequate to fund all of its 1995 requirements for growth, possible acquisitions, new program investments, scheduled debt repayments and dividend payments.

                                  EXHIBIT INDEX


Exhibit                                          Paper (P) or
   No.                  Document                 Electronic (E)
- -------                 --------                 --------------


 (23)A.     Consent of Coopers and Lybrand             E
            L.L.P.

     B.     Consent of KPMG Deutsche                   E
            Treuhand-Gesellschaft
            Aktiengesellschaft.

 (27)A.     Restated Financial Data Schedules          E
            for the six-month and nine-month
            periods ended June 30 and
            September 30, 1994.

     B.     Financial Data Schedule for the            E
            year ended December 31, 1994.

 (99)A.     Unaudited condensed consolidated           E
            statement of income for the one-month
            period ended January 31, 1995 of the
            Company, including the Kay Companies,
            and note thereto.

     B.     Comparative consolidated summary           E
            operating and financial data of
            the Company, including the Kay
            Companies, for the years ended
            December 31, 1994, 1993, 1992,
            1991 and 1990.